UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VISA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VISA INC.

P.O. Box 8999

San Francisco, California 94128

December 1, 2009

Dear Stockholder:

You are invited to attend our 2010 Annual Meeting of Stockholders, which will be held on January 20, 2010 at 8:30 a.m. Pacific Time at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105.

At the Annual Meeting, stockholders will be asked to elect the five directors nominated by our board of directors and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2010. Both of these proposals are described in detail in the notice of meeting on the following page and the accompanying proxy statement. Our board of directors recommends that you vote FOR the election of each of the director nominees named in the proxy statement, and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010.

We will be using the “Notice and Access” method of providing proxy materials via the Internet to beneficial owners of our class A common stock. If you are the stockholder of record of our class A common stock, you will receive a full set of our printed proxy materials in the mail.

It is important that your shares are represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please vote electronically via the Internet or by telephone, if permitted by the bank, broker or nominee that holds your shares. If you receive a paper copy of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Voting electronically, by telephone, or returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting.

If you have any questions concerning the Annual Meeting or the proposals and you are the stockholder of record of your shares, please contact our Investor Relations Department at (415) 932-2213. If your shares are held by a bank, broker or other nominee (that is, in “street name”), please contact the bank, broker or other nominee for questions concerning the Annual Meeting or the proposals. For questions related to voting procedures, you may contact Laurel Hill Advisory Group, our proxy solicitor, at (888) 742-1305 (within the U.S.) or +1 (917) 338-3181 (International). If you are the stockholder of record of your shares and have questions regarding your stock ownership, please contact our transfer agent, Wells Fargo Shareowner Services, by telephone at (866) 456-9417 (within the U.S.) or +1 (651) 306-4433 (International).

Thank you for your continued support. We look forward to seeing those of you who will be able to attend the Annual Meeting.

Sincerely yours,

Joseph W. Saunders
Chief Executive Officer and
Chairman of the Board

VISA INC.

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

January 20, 2010

8:30 a.m. Pacific Time

Visa Inc.’s 2010 Annual Meeting of Stockholders will be held on January 20, 2010, at 8:30 a.m. Pacific Time, at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105. At our Annual Meeting, our stockholders will be asked:

1.	To elect as Class III directors the five nominees named in the attached proxy statement;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year 2010; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The proxy statement more fully describes these proposals. We have not received notice of other matters that may properly be presented at the Annual Meeting.

Only stockholders of our class A common stock at the close of business on November 27, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

On or about December 8, 2009, we will mail a Notice of Internet Availability of Proxy Materials to beneficial owners of our class A common stock at the close of business on November 27, 2009, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement. If you are the stockholder of record of our class A common stock, you will receive a full set of our printed proxy materials and proxy card in the mail.

The vote of each eligible stockholder is important. Please vote as soon as possible to ensure that your vote is recorded promptly even if you plan to attend the Annual Meeting.

By Order of the Board of Directors

Joshua R. Floum Corporate Secretary

San Francisco, CA

December 1, 2009

THIS PROXY STATEMENT AND THE ACCOMPANYING PROXY ARE BEING PROVIDED OR MADE AVAILABLE ON OR ABOUT DECEMBER 8, 2009 IN CONNECTION WITH THE SOLICITATION OF PROXIES ON BEHALF OF THE BOARD OF DIRECTORS OF VISA INC.

Please note that the contents of our website are not incorporated into this proxy statement.

VISA INC.

P.O. Box 8999

San Francisco, California 94128

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

JANUARY 20, 2010

We are providing you with these proxy materials in connection with the solicitation by the board of directors of Visa Inc. of proxies to be used at our 2010 Annual Meeting of Stockholders. The Annual Meeting will be at held at the Palace Hotel, 2 New Montgomery Street, San Francisco, CA 94105 on January 20, 2010 at 8:30 a.m. Pacific Time. The proxy statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Visa” or the “Company” refers to Visa Inc., a Delaware corporation.

A Notice of Internet Availability of Proxy Materials, or the Notice, this proxy statement, any accompanying proxy card or voting instruction card, and our 2009 Annual Report to Stockholders, or the Annual Report, will be made available to our stockholders on or about December  8, 2009.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

What proposals will be voted on at the Annual Meeting?

Two proposals will be voted on at the Annual Meeting:

•	Proposal 1: To elect the five Class III directors nominated by our board of directors and named in this proxy statement; and

•	Proposal 2: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the five Class III directors nominated by our board of directors and named in this proxy statement; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadlines for stockholder proposals and nominations have already passed. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to the persons named on the proxy card with respect to any other matters that might be brought before the meeting. Those persons intend to vote the proxy in accordance with their best judgment.

Who is entitled to vote at the Annual Meeting?

Holders of our class A common stock at the close of business on November 27, 2009, or the Record Date, may vote at the Annual Meeting. We refer to the holders of our class A common stock as “stockholders” throughout this proxy statement. Each stockholder is entitled to one vote for each share of class A common stock held as of the Record Date.

Stockholders at the close of business on the Record Date may examine a list of all stockholders as of the close of business on the Record Date for any purpose germane to the Annual Meeting for ten days preceding the Annual Meeting, at our offices in Foster City, CA or at the Annual Meeting. If you would like to view the stockholder list, please call our Investor Relations Department at (415) 932-2213 to schedule an appointment.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

Yes. Stockholders planning to attend the Annual Meeting in person must contact our Investor Relations Department at (415) 932-2213 by January 15, 2010 to reserve a seat at the Annual Meeting.

Individuals who own their class A common stock in street name must also bring with them to the Annual Meeting a legal proxy from the organization that holds their shares or a brokerage statement showing ownership of shares as of the Record Date. Representatives of institutional stockholders must bring a legal proxy or other proof that they are representatives of a firm that held shares as of the Record Date and are authorized to vote on behalf of the institution.

Due to physical space constraints at the Annual Meeting location, anyone seeking admittance who cannot prove ownership or representation as of the Record Date, and has not reserved his or her seat in advance, may not be admitted. In addition, you must also bring with you a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport to gain entry to the Annual Meeting.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are making this proxy statement available to beneficial owners of our class A common stockholders electronically via the Internet. On or about December 8, 2009, we will mail the Notice of Internet Availability of Proxy Materials to beneficial owners of our class A common stock at the close of business on the Record Date, other than those beneficial owners who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while allowing us to conserve natural resources and lowering the costs of printing and distributing our proxy materials.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote. For additional information please see “How do I vote and what are the voting deadlines?”

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if at the close of business on the Record Date your shares were registered directly in your name with Wells Fargo Shareowner Services, our transfer agent.

Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a bank, brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by following the instructions your broker, bank or nominee provides. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will be entitled to vote your shares in its discretion as to the ratification of the appointment of KPMG LLP (Proposal 2), but not with respect to the election of directors (Proposal 1), meaning that your shares would not be voted as to the election of directors.

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record and you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received before the Annual Meeting. Sign your name exactly as it appears on the proxy card. If you provide specific voting instructions, your shares will be voted as you have instructed. Proxy cards submitted by mail must be received by our transfer agent no later than January 19, 2010 to be voted at the Annual Meeting.

Beneficial Owners. Beneficial owners should have received a Notice or voting instructions from the broker, bank or other nominee holding their shares. You should follow the instructions in the Notice or voting instructions provided by your bank, broker or nominee in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the bank, broker, or nominee holding your shares. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares of record, giving you the right to vote the shares.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	signing and returning a new proxy card with a later date;

•	attending the Annual Meeting in person and voting again; or

•	delivering a written revocation to our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999, before the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the bank, broker or other nominee holding your shares and follow their instructions for changing your vote.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record of your shares and you do not vote by proxy card or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your shares, your broker, bank or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange, or the NYSE, your broker, bank or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors (Proposal 1). However, your broker, bank or nominee does have discretion to vote your shares on the ratification of the appointment of our independent registered public accounting firm for fiscal year 2010 (Proposal 2).

What if I do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of the five Class III directors nominated by our board of directors and named in this proxy statement (Proposal 1);

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010 (Proposal 2); and

•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner and you do not provide the bank, broker or other nominee that holds your shares with voting instructions, the bank, broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the NYSE’s rules, banks, brokers and other nominees have the discretion to vote on routine matters, such as the ratification of the selection of our independent registered public accounting firm (Proposal 2), but do not have discretion to vote on non-routine matters such as the election of directors (Proposal 1). Therefore, if you do not provide voting instructions to your bank, broker or other nominee, your bank, broker or other nominee may only vote your shares on Proposal 2 and any other routine matters properly presented for a vote at the Annual Meeting. Shares that your bank, broker or other nominee does not have discretion to vote will be considered broker non-votes.

What is the effect of a broker non-vote?

Banks, brokers or other nominees who hold shares of our class A common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner of the shares at least ten days prior to the Annual Meeting. A broker non-vote occurs when a bank, broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but will not otherwise affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote. With respect to a proposal that requires the approval of a majority of the outstanding shares, a broker non-vote has the same effect as a vote against the proposal. There are no such proposals in the proxy statement.

What constitutes a quorum, and why is a quorum required?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the Record Date are represented at the Annual Meeting either in person or by proxy. As of the close of business on the

Record Date, we had 468,993,240 shares of class A common stock outstanding and entitled to vote at the Annual Meeting, meaning that 234,496,621 shares of class A common stock must be represented in person or by proxy to have a quorum.

Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting. Abstentions and broker non-votes will also count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

How many votes are needed to elect Class III directors (Proposal 1)?

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from which you WITHHOLD your vote. The five nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than five directors and stockholders may not cumulate votes in the election of directors.

How many votes are needed to ratify the appointment of KPMG as our independent registered public accounting firm for fiscal year 2010 (Proposal 2)?

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010. If you ABSTAIN from voting, the abstention will have the same effect as an AGAINST vote. If you are the beneficial owner of your shares and you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee may vote your shares on Proposal 2 in its discretion.

Who will count the votes?

Wells Fargo Shareowner Services has been engaged as our independent agent to tabulate stockholder votes. The inspector of election will separately tabulate FOR and AGAINST votes, WITHHOLD votes, abstentions, and broker non-votes. A representative of the Company will serve as the inspector of election.

What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?

We will bear the expense of soliciting proxies. We have retained Laurel Hill Advisory Group, LLC to solicit proxies for a fee of $10,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Visa personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the Annual Report will be supplied to brokers, banks and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results also will be published in our quarterly report on Form 10-Q for our second fiscal quarter ended March 30, 2010, which will be filed with the SEC.

ELECTION OF DIRECTORS

Structure of the Board of Directors

The current structure of our board of directors is the result of the restructuring of the Visa enterprise, which was completed in October 2007. As a part of the restructuring, it was determined that upon completion of our initial public offering, which occurred in March 2008, and until the date of our 2011 Annual Meeting, our board of directors would be comprised of 17 directors as follows:

•	at least ten directors who are independent under the rules of the NYSE and our certificate of incorporation;

•	six directors who are drawn from our principal geographic regions; and

•	our Chief Executive Officer.

It was further agreed that the six board members drawn from our principal geographic regions, which we refer to as our Regional Directors, would be comprised as follows:

•	two directors must be from our U.S.A. region;

•	one director must be from our Canada region;

•	one director must be from our Asia Pacific region;

•	one director must be from our Latin America and Caribbean, or LAC, region; and

•	one director must be from our Central Europe, Middle East and Africa, or CEMEA, region.

Our certificate of incorporation provides that from and after the day of our Annual Meeting in calendar year 2011, the number of members comprising our board of directors will be determined by an affirmative vote of the majority of the board of directors. At all times at least a majority of the members of the board must be independent pursuant to the NYSE’s listing standards and fifty-eight percent (58%) must be independent pursuant to our certificate of incorporation.

Also as a part of our restructuring, it was agreed that our board of directors would be divided into three classes serving staggered terms. The three classes, which are required to be as nearly equal in number as possible, are designated Class I, Class II and Class III as follows:

Class I directors. Each of the Regional Directors serves as a Class I director. Our Class I directors were reelected at our 2009 Annual Meeting and they will continue to serve on our board of directors for a term expiring on the date of our 2011 Annual Meeting. Special provisions apply to the nomination of directors to serve as Class I directors – please see the section of this proxy statement entitled “Nomination of Class I Directors” for additional information.

Class II directors. Our Chief Executive Officer and five of our independent directors serve as Class II directors. Our six Class II directors were reelected at our 2009 Annual Meeting and they will continue to serve on our board of directors for a term expiring on the date of our 2012 Annual Meeting, or until their successors are elected and qualified.

Class III directors. Our remaining five independent directors serve as Class III directors. Each of our five Class III directors is up for reelection at the Annual Meeting. If reelected at the Annual Meeting, the Class III directors will continue to serve on our board of directors for a term expiring on the date of our 2013 Annual Meeting, or until their successors are elected and qualified.

PROPOSAL 1 – ELECTION OF CLASS III DIRECTORS

The five nominees to serve as Class III directors until our 2013 Annual Meeting are Robert W. Matschullat, Cathy E. Minehan, David J. Pang, William S. Shanahan and John A. Swainson, each of whom is currently a member of our board of directors. Our Nominating and Corporate Governance Committee has reviewed the qualifications of each of the nominees for election and unanimously has recommended to our board of directors that each nominee be submitted to a vote of our stockholders at the Annual Meeting. Our board of directors approved the recommendation at its meeting on October 20, 2009.

The board of directors expects each nominee to be able to serve if elected. If a nominee is unable to serve, your proxy may be voted for any substitute candidate nominated by the board of directors. In accordance with our bylaws, the five nominees receiving the most FOR votes will be elected as Class III directors.

Biographical information, including relevant business and professional experience, for each of the nominees for election as a Class III director as of the date of this proxy statement is provided below.

Robert W. Matschullat, age 62, has served as a director since October 2007. Mr. Matschullat is a private equity investor. From March 2006 to October 2006, Mr. Matschullat served as the interim Chairman and interim Chief Executive Officer of The Clorox Company, a consumer products company. He also served as the Vice Chairman of the board of directors and as Chief Financial Officer of the Seagram Company Limited, a global company with entertainment and beverage operations, from 1995 until 2000. Previously, he was head of worldwide investment banking at Morgan Stanley & Co. Incorporated, a securities and investment firm, from 1991 to 1995 and served on the board of directors of Morgan Stanley from 1992 to 1995. Mr. Matschullat serves on the board of directors of The Clorox Company and The Walt Disney Company. Mr. Matschullat holds a Bachelor of Arts degree in Sociology from Stanford University and a Master of Business Administration degree from the Stanford Graduate School of Business.

Cathy E. Minehan, age 62, has served as a director since October 2007. Ms. Minehan retired from the Federal Reserve Bank of Boston in July 2007, after serving 39 years with the Federal Reserve System. From July 1994 until her retirement, she was the President and Chief Executive Officer of the Federal Reserve Bank of Boston and served on the Federal Open Market Committee. She also was the First Vice President and Chief Operating Officer of the Bank from July 1991 to July 1994. Ms. Minehan has served as Managing Director of Arlington Advisory Partners, an advisory services firm, since July 2007. She also serves as a director of Becton, Dickinson and Company, MassMutual Financial Group, Mitre, Inc., and as a member of the board of several not-for-profit organizations. Ms. Minehan holds a Bachelor of Arts degree in Political Science from the University of Rochester and a Master of Business Administration degree from New York University.

David J. Pang, age 66, has served as a director since October 2007. Dr. Pang currently serves as Chief Executive Officer of Kerry Group Kuok Foundation Limited, a charitable organization, and is Chairman of the board of directors of SCMP Group Limited, a newspaper and magazine publishing company. Dr. Pang also has been an adjunct Professor in the Faculty of Business Administration of The Chinese University of Hong Kong since 2002 and the Faculty of Business of City University of Hong Kong since 2004. He served as Chief Executive Officer of the Airport Authority of Hong Kong, a statutory body in Hong Kong, from January 2001 to February 2007 and was Corporate Vice President of E.I. DuPont de Nemours and Company, a global science and technology company, and the Chairman of DuPont Greater China from 1995 to 2000. Dr. Pang holds a Masters degree in Engineering from the University of Rhode Island and a Ph.D. in Engineering from the University of Kentucky.

William S. Shanahan, age 69, has served as a director since October 2007. Mr. Shanahan was the President of Colgate-Palmolive Company, a consumer products company, from 1992 to September 2005. Since 2008 he has served on the board of directors of Life Technologies Corporation, a global biotechnology tools company. He is also a Management Advisor to ValueAct Capital LLC of San Francisco, a privately owned hedge fund. Mr. Shanahan holds a Bachelor of Arts degree from Dartmouth College.

John A. Swainson, age 55, has served as a director and as Lead Independent Director since October 2007. Mr. Swainson has served as the Chief Executive Officer of CA, Inc., an information technology management software company, since February 2005 and as President and a director of CA, Inc. since November 2004. He announced his intention to retire from CA, Inc. in December 2009 at the end of his employment agreement. Prior to joining CA, Inc., from July 2004 to November 2004 Mr. Swainson was the Vice President of Worldwide Sales for the Software Group of International Business Machines Corporation, a globally integrated technology company. From 1997 to 2004, Mr. Swainson was General Manager of the Application Integration Middleware division of IBM. He also served as a director of Visa U.S.A. from April 2006 to October 2007, and currently serves as a director of Cadence Design Systems. Mr. Swainson holds a Bachelor of Applied Science degree in Engineering from the University of British Columbia.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL

NOMINEES TO SERVE AS CLASS III DIRECTORS.

Class I Directors Continuing in Office until Our 2011 Annual Meeting

Our Class I directors will continue to serve as members of our board of directors until their terms expire on the date of our 2011 Annual Meeting. Biographical information, including relevant business and professional experience, for each of the Class I directors as of the date of this proxy statement is provided below.

Hani Al-Qadi, age 46, has served as a director since October 2007. Mr. Al-Qadi is General Manager, Chief Executive Officer and a director of Arab Jordan Investment Bank, Jordan’s leading private and investment bank. From February 1997 to April 2008, Mr. Al-Qadi was General Manager and Vice Chairman of Arab Jordan Investment Bank. Since January 1997, Mr. Al-Qadi has served as Managing Director and a director of Mediterranean Tourism Investment Company and since September 1994 as Managing Director and a director of the Palestine Investment Bank. He also currently serves as Chairman of the board of directors of our affiliate, Visa Jordan Card Services Limited Co., and as a director of Salam International Investment Limited. From September 2000 to October 2007 he was a director of Visa CEMEA. Mr. Al-Qadi holds a Bachelor of Science degree in Civil Engineering from Imperial College of Science and Technology, London and a Master of Business Administration degree from Harvard Business School.

Charles T. Doyle, age 75, has served as a director since October 2007. Mr. Doyle has served as Chairman and Chief Executive Officer of Texas Independent Bancshares, Inc., a financial services holding company, since March 1979 and as Chairman of the board of directors of Texas First Bank, an independent community bank, since October 1972. Mr. Doyle also served as a director of Visa U.S.A. from October 1990 to October 2007, a director of Visa International from December 2000 to October 2007, and Chairman of the board of directors of Inovant from September 2007, where he was a director from November 2000 until October 2007. From January 1996 to December 1998, Mr. Doyle served on the Federal Advisory Council to the Board of Governors of the Federal Reserve in Washington, D.C. and from January 1985 to December 1991, as a director of the Federal Reserve Bank in Dallas, Texas. He also was Mayor of the City of Texas City from May 1990 to May 2000. Mr. Doyle holds a Bachelor of Business Administration degree in Management and Economics from the University of Oklahoma and a Master of Business Administration degree from the University of Houston.

Peter Hawkins, age 55, has served as a director since October 2007. Mr. Hawkins served in positions of increasing responsibility with Australia and New Zealand Banking Group Limited, an Australian banking institution, since joining in December 1971, most recently as Group Managing Director, Group Strategic Development from April 2002 until his retirement in December 2005. He is currently a non-executive director of Mirvac Group Ltd., Westpac Banking Corporation and several private organizations. Mr. Hawkins served as a director of Visa International from October 2001 to October 2007 and as a director of Inovant from November 2001 to February 2005 and October 2005 to April 2006. He also was Chairman of the board of directors of Visa Asia Pacific from May 2005 to October 2007. Mr. Hawkins holds a Bachelor of Commerce and Administration degree from Victoria University, Wellington, New Zealand.

David I. McKay, age 46, has served as a director since October 2007. Mr. McKay has been the Group Head of Canadian Banking for Royal Bank of Canada, a Canadian financial institution, since April 2008. Prior to this role, he served in positions of increasing responsibility since joining Royal Bank of Canada in 1988, including Executive Vice President of Personal Financial Services from October 2006 to April 2008, Head of Personal Banking from October 2005 to October 2006 and Senior Vice President of Financing Products from October 2003 to October 2005. He served as the Chairman of Visa Canada from May 2006 to October 2007, a director of Visa Canada from March 2005 to October 2007, and a director of Visa International from April 2007 to October 2007. Mr. McKay holds a Bachelor of Mathematics degree from the University of Waterloo and a Master of Business Administration degree from the Ivey Business School at the University of Western Ontario.

Charles W. Scharf, age 44, has served as a director since October 2007. Mr. Scharf has served as Chief Executive Officer of Retail Financial Services at JPMorgan Chase & Co., a global financial services firm, since July 2004 and as Chief Executive Officer of the retail division of Bank One Corporation, a financial institution, from May 2002 to July 2004. Prior to this, he was Chief Financial Officer/Executive Vice President at Bank One Corporation from 2000 to 2002, Chief Financial Officer of the Corporate and Investment Bank division at Citigroup, Inc., an international financial conglomerate, from 1999 to 2000 and Chief Financial Officer at Salomon Smith Barney, an investment bank, and its predecessor company from 1995 to 1999. Mr. Scharf was also a director of Travelers Property Casualty Corporation from September 2002 to September 2005. Mr. Scharf served as a director of Visa U.S.A. from May 2003 to October 2007. Mr. Scharf holds a Bachelor of Arts degree from Johns Hopkins University and a Master of Business Administration degree from New York University.

Segismundo Schulin-Zeuthen, age 65, has served as a director since October 2007. Mr. Schulin-Zeuthen served as a member of the board of directors of Banco de Chile, a Chilean financial institution, from May 1999 to March 2007 and was Chairman of the board of directors from May 1999 to March 2004. Previously, he was President and Chief Executive Officer of Banco de Chile, a banking group in Chile, from 1987 to May 1999. He also is a director of Sonda S.A., an information technology services company with operations in Latin America. Mr. Schulin-Zeuthen served as a director of Visa International from July 2003 to October 2007, as a director of Inovant from February 2004 to October 2007, and as the Chairman of the board of directors of Visa LAC from March 2003 to October 2007. Mr. Schulin-Zeuthen holds a Bachelor of Science degree in Commercial Engineering from the Universidad de Chile.

Class II Directors Continuing in Office until Our 2012 Annual Meeting

Our Class II directors will continue to serve as members of our board of directors until their terms expire on the date of our 2012 Annual Meeting, or until their successors are elected and qualified. Biographical information, including relevant business and professional experience, for each of the Class II directors as of the date of this proxy statement is provided below.

Thomas J. Campbell, age 57, has served as a director since October 2007. Mr. Campbell has served as a professor at the Haas School of Business of the University of California, Berkeley since August 2002, and is currently a Presidential Fellow and Distinguished Visiting Professor of Law at Chapman University in Orange, California. He served as Bank of America Dean of the Haas School from August 2002 to December 2004, and from December 2005 to June 2008. Mr. Campbell was Director of the California Department of Finance from December 2004 to November 2005 and a Professor at Stanford Law School from September 1987 to August 2002. Mr. Campbell currently serves on the board of directors of FormFactor, Inc., and is economic advisor to the law firm of Gibson, Dunn & Crutcher LLP. Mr. Campbell holds a Bachelor of Arts degree, a Masters degree and a Ph.D. in Economics from the University of Chicago, and a Juris Doctor degree from Harvard Law School.

Gary P. Coughlan, age 65, has served as a director since October 2007. From May 1990 until his retirement in March 2001, Mr. Coughlan was the Chief Financial Officer and Senior Vice President of Finance of Abbott Laboratories, a global, broad-based health care company. Prior to joining Abbott Laboratories, Mr. Coughlan was employed by Kraft Foods in various financial positions, the last one being Senior Vice President and Chief Financial Officer. He also previously served as a director of The Hershey Company, Arthur J. Gallagher & Co., and General Binding Corporation. Mr. Coughlan holds a Bachelor of Arts degree in Economics from St. Mary’s College, a Masters degree in Economics from the University of California, Los Angeles and a Master of Business Administration degree from Wayne State University.

Mary B. Cranston, age 61, has served as a director since October 2007. Ms. Cranston is currently the Firm Senior Partner of Pillsbury Winthrop Shaw Pittman LLP, an international law firm. She was the Chair and Chief Executive Officer of Pillsbury from January 1999 until April 2006, and continued to serve as Chair of Pillsbury until December 2006. Ms. Cranston also serves as a director of GrafTech International, Ltd., Juniper Networks, Inc., and International Rectifier Corporation. Ms. Cranston holds an A.B. degree in Political Science from Stanford University, a Juris Doctor degree from Stanford Law School and a Master of Arts degree in Educational Psychology from the University of California, Los Angeles.

Francisco Javier Fernandez-Carbajal, age 54, has served as a director since October 2007. Mr. Fernandez-Carbajal has been a consultant for public and private investment transactions and a wealth management advisor since January 2002. From July 2000 to January 2002, Mr. Fernandez-Carbajal served as Chief Executive Officer of the Corporate Development Division of Grupo Financiero BBVA Bancomer, S.A., a financial group in Mexico. Prior to this role, he served in other senior executive positions at Grupo Financiero BBVA Bancomer since joining in September 1991, including most recently as President from October 1999 to July 2000. Mr. Fernandez-Carbajal also serves as a member of the boards of directors of Fomento Economico Mexicano, S.A.B. de C.V., Grupo Aeroportuario del Pacifico, S.A.B. de C.V., Fresnillo, Ltd., and several privately held companies. Mr. Fernandez-Carbajal holds a degree in Mechanical & Electrical Engineering from the Instituto Tecnológico y de Estudios Superiores de Monterrey and a Master of Business Administration degree from Harvard Business School.

Suzanne Nora Johnson, age 52, has served as a director since October 2007. From November 2004 to January 2007, Ms. Nora Johnson was a Vice Chairman of The Goldman Sachs Group, Inc., a bank holding company and a global investment banking, securities and investment management firm.

Prior to this position, she served in various leadership roles since joining Goldman Sachs in December 1985, including head of the firm’s Global Healthcare Business, head of the Global Investment Research Division and Chair of the Global Markets Institute. She currently serves as a director of the American International Group, Inc., Intuit Inc., Pfizer Inc., and as a member of the board of several not-for-profit organizations. Ms. Nora Johnson holds a Bachelor of Arts degree in Economics, Philosophy/Religion and Political Science from the University of Southern California and a Juris Doctor degree from Harvard Law School.

Joseph W. Saunders, age 64, was named Chairman of the board and Chief Executive Officer of Visa Inc. upon its formation in May 2007. Prior to this role, Mr. Saunders served as President of Card Services for Washington Mutual, Inc., a financial institution, from October 2005 to February 2007. Mr. Saunders was President and Chief Executive Officer of Providian Financial Corporation from November 2001, and Chairman of the board of directors from May 2002, until Washington Mutual’s acquisition of Providian in 2005. From 1997 until 2001, Mr. Saunders served as Chairman and Chief Executive Officer of Fleet Credit Card Services at FleetBoston Financial Corporation. Mr. Saunders also was a member of the Visa U.S.A. board of directors from October 2002 to February 2007 and a member of the Visa International Service Association board of directors from October 2005 to February 2007, and was Executive Chairman of Visa International’s transition governance committee until the formation of Visa Inc. in May 2007. From 1993 to 1997, while Mr. Saunders was at Household Finance Corporation, Mr. Saunders served as a member of the boards of directors of MasterCard International Inc. and MasterCard U.S.A., and was elected Chairman of MasterCard International’s board in 1996. Mr. Saunders holds a Bachelor of Science degree in Business Administration and a Master of Business Administration degree, both from the University of Denver.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Attendance at Board of Directors’, Committee and Annual Stockholders’ Meetings

Our board of directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. The board of directors met twelve times during fiscal year 2009, including meetings of our independent directors. Each director attended at least 75% or more of the aggregate of (a) the total number of meetings of the board of directors and independent directors held during fiscal year 2009 and (b) the total number of meetings held by all committees of the board of directors on which such director served during fiscal year 2009. The total number of meetings held by each committee is set forth below, under Committees of the Board of Directors.

It is our policy that all members of our board of directors should endeavor to attend annual meetings of stockholders at which directors are elected. All of our directors except one attended the 2009 Annual Meeting of Stockholders.

Executive Sessions of the Board of Directors

The non-executive members of our board of directors and all committees of our board of directors meet in executive session without management present at each regularly scheduled in-person board and committee meeting. Additionally, the independent members of our board of directors are afforded regular opportunities to meet both with management present and in executive session without management present. John Swainson, our Lead Independent Director, presides over executive sessions and meetings of our non-executive and independent directors, and the committee chairs preside over executive sessions of the committees.

Committees of the Board of Directors

The current standing committees of the board of directors are the Nominating and Corporate Governance Committee, the Audit and Risk Committee, and the Compensation Committee. Each of the standing committees operates pursuant to a written charter, which is available on the Investor Relations page of our website at http://investor.visa.com, under “Corporate Governance.”

The table below provides current membership (M) and chairmanship (C) information for each standing committee.

Name	Audit and Risk	Nominating and Corporate Governance	Compensation
Thomas J. Campbell		C	M
Gary P. Coughlan	M
Mary B. Cranston	M
Francisco Fernandez-Carbajal	M
Suzanne Nora Johnson		M	M
Robert W. Matschullat	C
Cathy E. Minehan	M
David J. Pang		M
William S. Shanahan		M	C
John A. Swainson			M

Audit and Risk Committee and Audit and Risk Committee Financial Expert

Members:	Robert W. Matschullat (Chairperson)

Gary P. Coughlan

Mary B. Cranston

Francisco Javier Fernandez-Carbajal

Cathy E. Minehan

Number of Meetings in Fiscal Year 2009:	Ten

Independence:	The board of directors has determined that each member of the Audit and Risk Committee is independent as defined by the NYSE’s listing standards, our certificate of incorporation, and our categorical director independence standards. Each member of the Audit and Risk Committee is also independent under the meaning of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Financial Expert:	Our board of directors has unanimously determined that Robert W. Matschullat is an “audit committee financial expert” as that term is defined under the SEC’s rules.

Responsibilities:	The Committee provides assistance to our board of directors in various matters, including fulfilling its responsibilities with respect to the following:

•

Overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm;

•	Selecting, retaining, compensating, overseeing and terminating the work of our independent registered public accounting firm;

•	Reviewing and discussing with management the disclosures required to be included in our annual filings;

•	Monitoring compliance with our Code of Business Conduct and Ethics, our Code of Ethics for Senior Financial Officers, and applicable legal requirements;

•	Reviewing and approving or ratifying all related person transactions in accordance with the Company’s policies and procedures with respect to related person transactions;

•	Reviewing the Company’s risk management programs and internal corporate risk management reports; and

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Establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Other Audit Committee Memberships:	No member of the Audit and Risk Committee simultaneously serves on the audit committees of more than three public companies, including Visa Inc.

Compensation Committee

Members:	William S. Shanahan (Chairperson)

Thomas J. Campbell

Suzanne Nora Johnson

John A. Swainson

Number of Meetings in Fiscal Year 2009:	Five

Independence:	The board of directors has determined that each member of our Compensation Committee is independent as defined by the NYSE’s listing standards, our certificate of incorporation, and our categorical director independence standards. Each member of the Compensation Committee is also a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, as amended.

Responsibilities:	The Committee provides assistance to our board of directors in various matters, including fulfilling its responsibilities with respect to the following:

•	Establishing and reviewing the Company’s overall compensation philosophy;

•	Reviewing and approving corporate goals and objectives relevant to our chief executive officer’s and other executive officers’ compensation, including annual performance objectives;

•

Evaluating the performance of our chief executive officer and other executive officers in light of the corporate goals and objectives and, based on such evaluation, determining, approving and reporting to the full board the annual compensation of our chief executive officer and other executive officers, including salary, bonus, stock options and other benefits;

•	Reviewing and recommending the compensation of our directors to the full board;

•	Monitoring the Company’s incentive and equity-based compensation plans;

•	Reviewing on a periodic basis the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes;

•	Reviewing and considering whether the Company’s incentive compensation programs contain incentives for executive officers to take unnecessary and excessive risks in performing their duties; and

•	Reviewing and discussing with the Company’s management the compensation disclosures required to be included in the Company’s annual filings.

Nominating and Corporate Governance Committee

Members:	Thomas J. Campbell (Chairperson)

Suzanne Nora Johnson

David J. Pang

William S. Shanahan

Number of Meetings in Fiscal Year 2009:	Four

Independence:	The board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the NYSE’s listing standards, our certificate of incorporation, and our categorical director independence standards.

Responsibilities:	The Committee provides assistance to our board of directors in various matters, including fulfilling its responsibilities with respect to the following:

•	Identifying individuals qualified to become our directors and selecting, or recommending that our board of directors select, nominees for our board of directors;

•	Developing and recommending to the board of directors a set of Corporate Governance Guidelines;

•	Recommending to the board of directors categorical or other standards to use in determining director independence;

•	Reviewing the qualifications and independence of the members of the board of directors;

•

Recommending to the board of directors criteria to use in identifying individuals qualified to become our directors, including specific minimum qualifications, if any, necessary for our directors to possess;

•	Recommending changes to the board of directors as to the composition or size of the board and its committees, as well as to the board’s committee structure and committee functions;

•

Establishing and monitoring a process that ensures a management continuity plan is in place and reviewed at least annually with the board of directors, including policies and principles for the selection of the Chief Executive Officer;

•	Overseeing the board of director orientation and continuing education programs; and

•	Overseeing the evaluation of the board of directors and its committees, and executive management.

CORPORATE GOVERNANCE

Our business, property and affairs are managed under the direction of our board of directors. Members of our board of directors are kept informed of our business through discussions with our Chairman and Chief Executive Officer, our Chief Financial Officer, our General Counsel and Corporate Secretary, and other officers and employees, and by reviewing materials provided to them and participating in meetings of the board of directors and its committees.

Corporate Governance Guidelines

Our board of directors adopted Corporate Governance Guidelines, which govern the operation of the board and its committees. The Nominating and Corporate Governance Committee reviews our Corporate Governance Guidelines at least annually and recommends any changes to our board of directors for its consideration and approval. Our Corporate Governance Guidelines were amended in January and October 2009. Our Corporate Governance Guidelines are available on the Investor Relations page of our website at http://investor.visa.com, under “Corporate Governance.”

Our Corporate Governance Guidelines cover, among other topics:

•	director independence;

•	board structure and composition;

•	board member nomination and eligibility requirements;

•	board leadership and executive sessions;

•	limitations on other board and committee service;

•	committees of the board;

•	director responsibilities;

•	board and committee resources, including access to officers and employees;

•	director compensation;

•	director orientation and ongoing education;

•	succession planning; and

•	board and committee self evaluations.

Lead Director

In addition to the Chairman of our board of directors, our Corporate Governance Guidelines and bylaws provide that the board of directors shall elect one of our independent directors to serve as the Lead Director, having the duties and responsibilities set forth in our bylaws. On April 22, 2009, the board of directors, on the recommendation of the Nominating and Corporate Governance Committee, reelected John A. Swainson to serve as the Lead Director for the term of one year, or until his earlier death, resignation, removal or disqualification as an independent director. As the Lead Director, Mr. Swainson is responsible for, among other things:

•	chairing executive sessions of the non-management and independent directors;

•	chairing meetings of the board of directors in certain circumstances;

•	acting as a liaison between the board of directors and our Chief Executive Officer;

•	overseeing the evaluation of individual members of the board of directors and our Chief Executive Officer; and

•	advising on the agenda and schedule of meetings of the board of directors.

Independence of Directors

The NYSE’s listing standards and our Corporate Governance Guidelines require that a majority of our board of directors and every member of the Audit and Risk, Compensation, and Nominating and Corporate Governance Committees are “independent”. Our certificate of incorporation further requires that at least fifty-eight percent (58%) of our board of directors is independent. Under the NYSE’s listing standards, our Corporate Governance Guidelines and our certificate of incorporation, no director will be considered to be independent unless and until our board of directors affirmatively determines that such director has no direct or indirect material relationship with the Company or our management. Our board of directors reviews the independence of its members annually.

Our board of directors adopted categorical director independence standards to assist it in making its independence determinations. Our categorical director independence standards are a part of our Corporate Governance Guidelines and are available on the Investor Relations section of our website at http://investor.visa.com, under “Corporate Governance.” They are also available in print free of charge to any stockholder who requests a copy from our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999. Our board of directors uses our categorical director independence standards, which generally track the NYSE’s listing standards, to determine whether or not our directors are “independent.” When making “independence” determinations, our board of directors broadly considers all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other applicable regulatory body or self-regulatory body. When assessing the materiality of a director’s relationship with us, the board of directors considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

In October 2009, our board of directors undertook its annual review of director independence and found that at least fifty-eight percent of our board of directors is independent. Specifically, they determined that each of Thomas J. Campbell, Gary P. Coughlan, Mary B. Cranston, Francisco Javier Fernandez-Carbajal, Suzanne Nora Johnson, Robert W. Matschullat, Cathy E. Minehan, David J. Pang, William S. Shanahan and John A. Swainson qualify as independent directors within the meaning of the NYSE’s listing standards, our certificate of incorporation and our categorical director independence standards.

In determining that the directors listed above are independent, the board of directors, through the Nominating and Corporate Governance Committee, considered the financial services, commercial, familial and other relationships between each director and his or her immediate family members or affiliated entities, on the one hand, and Visa and its subsidiaries, on the other hand, listed below. The board of directors determined that the following relationships satisfy the NYSE listing standards and are consistent with our categorical director independence standards:

•

Mr. Swainson is the Chief Executive Officer of CA, Inc., an information technology company that provides us with certain software products and related services in the ordinary course of business. Our business relationship with CA predated Mr. Swainson’s election to our board of directors, and he has played no role in our dealings with CA. On September 1, 2009, CA announced that Mr. Swainson will retire as its Chief Executive Officer on December 31, 2009 or upon the earlier selection of a successor.

Under our current contract with CA, we will spend approximately $49.9 million over a five year period for certain of CA’s software products and related services. In our fiscal year 2009, we made payments to CA in the aggregate amount of $9.8 million under this contract. During our fiscal year 2008, we made payments to CA in the aggregate amount of $4.9 million. By comparison, CA’s consolidated gross revenue for each of its fiscal years ended March 31, 2009 and March 31, 2008 was approximately $4.3 billion. Our board of directors found that the services CA provided to us during our fiscal years 2009 and 2008 were in the ordinary course of business and on substantially the same terms and conditions as would be available to any similarly situated customer. It also found that our payments to CA did not exceed 2% of CA’s consolidated gross revenue for either its fiscal year 2009 or 2008. Our board of directors concluded that our relationship with CA would not impede the exercise of independent judgment by Mr. Swainson.

•

Ms. Nora Johnson is a member of the board of directors of American International Group, Inc., or AIG, a holding company which, through its subsidiaries, provides insurance products to Visa, issues Visa cards and uses the Visa network to process Visa card payments, all in the ordinary course of business. Visa’s relationship with AIG predated Ms. Nora Johnson’s election to our board of directors, and she has played no role in the dealings between AIG and Visa. Ms. Nora Johnson will recuse herself from any discussions or decisions relating to Visa that may be addressed by the AIG board of directors. Our board of directors concluded that the services provided to us by AIG are on commercially reasonable terms and that our relationship with AIG is not a material relationship that would impede the exercise of independent judgment by Ms. Nora Johnson.

•

Ms. Minehan’s spouse is a managing director of the Goldman Sachs Group, Inc., or Goldman Sachs, a financial services company which, through its affiliates, provides us with investment banking and certain related financial services in the ordinary course of business. Our relationship with Goldman Sachs predated Ms. Minehan’s election to our board of directors, and neither she nor her husband has played a role in our dealings with Goldman Sachs.

During our fiscal year 2009, affiliates of Goldman Sachs provided certain financial services to us in connection with the initial public offering of VisaNet do Brasil, or the VisaNet IPO, pursuant to which we sold our ten percent ownership interest in VisaNet do Brasil. Goldman Sachs was one of multiple underwriters for the VisaNet IPO, the agreements relating to the transaction to which Goldman Sachs was a party were entered into at arm’s length and on the same terms as those offered to other investments banks, and all of the underwriters received a collective discount of 3.75% (plus local taxes), which they allocated among themselves. Our board of directors found that the services provided to us by Goldman Sachs in connection with the VisaNet IPO were in the ordinary course of business and on substantially the same terms and conditions as were provided to the other selling stockholders. It also found that the payments made to Goldman Sachs during our fiscal year 2009 in connection with these services did not exceed 2% of Goldman Sachs’ 2008 consolidated gross revenue of $53.6 billion. Ms. Minehan’s spouse was not involved in the transaction or in the provision of services to us. Accordingly, the board of directors concluded that our relationship with Goldman Sachs would not impede the exercise of independent judgment by Ms. Minehan.

•

Ms. Cranston’s daughter married one of our employees, Russell Hamilton, in September 2008. Mr. Hamilton is not an executive officer of the Company. However, because his compensation exceeds $120,000 per year, Mr. Hamilton is both a “Related Party” and his employment is a “Related Party Transaction” for purposes of our Statement of Policy with Respect to Related Party Transactions. Both the Audit and Risk Committee, with Ms. Cranston abstaining, and the board of directors reviewed the circumstances surrounding Mr. Hamilton’s employment and his relationship to Ms. Cranston and concluded that they are not material. Accordingly, the Audit and Risk Committee, with Ms. Cranston abstaining, approved Mr. Hamilton’s continued employment and compensation and our board of directors determined that the relationship would not impede the exercise of independent judgment by Ms. Cranston.

•

Contributions to certain charitable organizations with which our independent directors are affiliated were reviewed by the board of directors. The contributions complied with the NYSE’s and our director independence standards and the board of directors determined that they would not impede the exercise of independent judgment by our independent directors.

Nomination of Directors

Criteria for Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by the board regarding director candidate qualifications. The Nominating and Corporate Governance Committee will evaluate all candidates in the same manner and using the same criteria, regardless of the source of the recommendation.

Since the identification and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board from time to time, there is not a specific set of minimum qualifications, qualities or skills that are necessary for a director nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our certificate of incorporation, Corporate Governance Guidelines, and charters of the board’s committees. When considering nominees, the Nominating and Corporate Governance Committee will take into consideration many factors including a candidate’s:

•	record of accomplishment in his or her chosen field;

•	depth and breadth of experience at an executive, policy-making level in business, financial services, academia, law, government, technology or other areas relevant to the Company’s activities;

•	personal and professional ethics, integrity and values;

•	commitment to enhancing stockholder value;

•	commitment to engaging with all of the Company’s constituencies, including merchants, clients, consumers, stockholders, employees, policy-makers, and the communities in which the Company operates;

•	ability to exercise good judgment and provide practical insights and diverse perspectives;

•	absence of real and perceived conflicts of interest;

•	ability and willingness to devote sufficient time to become knowledgeable about the Company and to effectively carry out the duties and responsibilities of service;

•	ability to attend all or almost all board of directors’ meetings in person;

•	ability to develop a good working relationship with other members of the board of directors; and

•	ability to contribute to the board of directors’ working relationship with senior management.

The Committee may also consider whether the candidate possesses the qualifications, qualities and skills to best serve the interests of the Company and its stockholders and any other relevant factors that the Committee considers appropriate in the context of the board of directors’ needs.

Stockholder Process for Nominees

The Nominating and Corporate Governance Committee will consider director candidates who are timely proposed by our stockholders in accordance with our bylaws and other procedures established from time to time by the Nominating and Corporate Governance Committee.

To propose a candidate to be considered for nomination at our 2011 Annual Meeting of Stockholders, stockholders must deliver or mail their nomination submission and such submission must be received by our Corporate Secretary no earlier than one hundred twenty (120) days and not less than ninety (90) days prior to the date of the stockholders’ meeting to ensure adequate time for meaningful review by the Nominating and Corporate Governance Committee and board of directors. However, if we give stockholders less than one hundred (100) days’ notice or other prior public disclosure of the date of our 2011 Annual Meeting of Stockholders, we must receive stockholder nomination submissions no later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or other public disclosure was made.

Each stockholder nomination submission must include the following information:

•	a description of the candidate and the reasons for making the nomination;

•	the name and address, as they appear on our books, of the stockholder making the nomination, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	the class and number of shares of common stock owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the nomination is made;

•

a description of all arrangements and understandings, whether or not in writing, between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made;

•	the name, age, business address and residence address of such nominee,

•	the class, series and number of shares of capital stock of the Company owned beneficially and of record by such nominee;

•	the written consent of the proposed nominee to being named in the solicitation material and to serving as a director if elected;

•

a description of any negotiations, transactions or contacts during the past two years between the stockholder or its affiliates and any other person (including the identity of such other person) concerning any take-over bid, tender offer, exchange offer, merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution, distribution, stock purchase or other extraordinary transaction involving the Company or any of its subsidiaries or the assets or securities of the Company or any of its subsidiaries;

•

a description of any negotiations, transactions or contacts during the past two years between the stockholder or its affiliates and any other person (including the identity of such other person) concerning any solicitation of proxies or consents from stockholders, any stockholder proposal, the election, removal or appointment of directors or executive officers of the Company or any of its subsidiaries or the policies, affairs or strategy of the Company or any of its subsidiaries; and

•	such other information regarding each nominee as would be required to be included in solicitations of proxies, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

For additional information about the stockholder nominee submission process, please see our bylaws which are available on the Investor Relations page of our website at http://investor.visa.com, under “Corporate Governance.”

Nomination of Class I Directors

As a result of our restructuring, special procedures apply to the nomination of candidates to fill vacancies on our board of directors of Class I directors after April 30, 2009 and prior to the date of our Annual Meeting occurring in calendar year 2011. Our certificate of incorporation and bylaws provide that any such vacancies on the board of directors for our Class I directors will be filled with directors nominated by a representative sample of the financial institutions participating in the payments system operated by the Company and its subsidiaries and which are organized under the laws of countries (or their respective states, provinces, territories or dominions) falling within the geographic region to which such Class I director pertains, as our board of directors may determine in its sole discretion, which is referred to as the regional nominating committee. If the board of directors does not approve a nominee submitted by the regional nominating committee, the vacancy will be filled by a director elected at a special meeting of our class A stockholders.

Code of Business Conduct and Ethics

Our board of directors has adopted a written Code of Business Conduct and Ethics that applies to all executive officers, employees and directors of the Company. Additionally, the board of directors has adopted a supplemental Code of Ethics for Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers, whom we refer to collectively as senior officers. These Codes require the senior officers to engage in honest and ethical conduct in performing their duties, provide guidelines for the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and provide mechanisms to report unethical conduct. Our senior officers will be held accountable for their adherence to the Codes.

A copy of each of the Codes is available on the Investor Relations page of our website at http://investor.visa.com, under “Corporate Governance.” If we amend or grant any waiver from a provision of our Codes, we will publicly disclose such amendment or waiver in accordance with and if required by applicable law, including by posting such amendment or waiver on our website at the address above or by filing a report on Form 8-K.

Communication with the Board of Directors

We believe that communications between our board of directors, our stockholders and other interested parties are an important part of our corporate governance process. As a result, our board of directors, including a majority of our independent directors, has adopted a formal process by which stockholders or other interested persons may communicate with the board or any of its members. Stockholders and other interested parties may send communications in writing to any or all directors (including the Lead Director, the Chairman of the Board, or the non-management directors as a group) electronically to board@visa.com or by mail c/o our Corporate Secretary, P.O. Box 8999, San Francisco, California 94128. Communications that meet the procedural and substantive requirements of the process approved by the board of directors will be delivered to the specified member of the board of directors, non-management directors as a group or all members of the board of directors, as applicable, on a periodic basis, which generally will be in advance of or at each regularly scheduled meeting of the board of directors. Communications of a more urgent nature will be referred to the General Counsel and Corporate Secretary or the Head of Global Corporate Legal, who will determine whether it should be delivered more promptly. Additional information regarding the procedural and substantive requirements for communicating with our board of directors may be found on our website at http://investor.visa.com, under “Corporate Governance” and “Board of Directors.”

All communications involving accounting, internal accounting controls and auditing matters, possible violations of, or non-compliance with, applicable legal and regulatory requirements or the Codes, or retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, will be referred to our General Counsel and Corporate Secretary or our Head of Global Corporate Legal. The communication will be forwarded to the chair of the Audit and Risk Committee if the General Counsel or Head of Global Corporate Legal determines that the matter has been submitted in conformity with our whistleblower procedures or otherwise determines that the communication should be so directed.

The acceptance and forwarding of a communication to any director does not imply that the director owes or assumes any fiduciary duty to the person submitting the communication, all such duties being only as prescribed by applicable law.

Board of Directors and Committee Self-Evaluations

Our board of directors and each of the Nominating and Corporate Governance, Compensation and Audit and Risk committees conduct an annual self-evaluation, which includes both a qualitative and quantitative assessment by each director of the performance of the board of directors and the committee or committees on which the director sits. The Nominating and Corporate Governance Committee oversees the evaluation process and reports the results to the committees and full board of directors following the end of each fiscal year.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, and the charters of each of the board of directors’ committees are available on the Investor Relations page of our website at http://investor.visa.com, under “Corporate Governance.” Copies of these documents are also available in print free of charge by writing to our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

On February 1, 2008, the Audit and Risk Committee of our board of directors adopted a written Statement of Policy with Respect to Related Party Transactions, or the Policy, governing any transaction, arrangement and relationship between the Company and any Related Party where the aggregate amount will or may be expected to exceed $120,000 and any Related Party had, has or will have a direct or indirect material interest. Under the Policy, the Audit and Risk Committee or its management delegate(s) shall review Related Party Transactions and may approve them only if it is determined that they are in, or not inconsistent with, the best interests of the Company and its stockholders. In the event the Company becomes aware of a Related Party Transaction that was not previously approved or ratified under the Policy, the Audit and Risk Committee or management delegate(s) shall evaluate all options available to the Company, including ratification, revision or termination of the Related Party Transaction. The Policy is intended to augment and work in conjunction with other Company policies having code of conduct and/or conflict of interest provisions, including our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers.

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our directors, executive officers, greater than five percent stockholders and their immediate family members, each a Related Party, may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these entities on customary terms, and, in many instances, our directors and executive officers may not be aware of them. To the Company’s knowledge, since the adoption of the Policy, no Related Party has had a material interest in any of our business transactions or relationships other than as described below. There are no other transactions or relationships with these entities outside the ordinary course:

Texas Independent Bancshares Inc.

Texas Independent Bancshares, Inc. is a non-equity member of our subsidiary, Visa U.S.A. Inc. Charles T. Doyle, our Regional Director from our U.S.A. region, is the Chairman of the Board, Chief Executive Officer and a major stockholder of Texas Independent Bancshares. In October 2004, Texas Independent Bancshares was named as a defendant in litigation involving Visa U.S.A. and certain of its members known as In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, which we refer to as the interchange litigation. Texas Independent Bancshares is also a party to a joint defense agreement relating to the interchange litigation. Pursuant to a Visa U.S.A. board of directors resolution dated April 18, 2007, which was approved by a majority of the independent directors of Visa U.S.A., Visa U.S.A. reimburses Texas Independent Bancshares for reasonable costs and expenses incurred in defending itself in the interchange litigation and as a participant in the joint defense agreement. In the board resolution, the Visa U.S.A. board of directors noted its belief that Texas Independent Bancshares would not have been named as a defendant in the interchange litigation absent Mr. Doyle’s being a member of the Visa U.S.A. board of directors at the time. Visa U.S.A. reimbursed Texas Independent Bancshares $223,576 for such expenses in fiscal year 2009. This agreement was entered into prior to the adoption of the Policy, but was subsequently ratified by the Audit and Risk Committee of our board of directors, which found that it is in, or not inconsistent with, the best interests of the Company and its stockholders.

Relationship with a Visa U.S.A. Employee

Mary B. Cranston is one of our independent directors. In September 2008, Ms. Cranston’s daughter married a Visa employee. More information regarding this relationship is contained in this proxy statement under the heading “Corporate Governance – Independence of Directors”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about persons that, based on our stock ownership as of November 27, 2009, beneficially own five percent or more of our class A common stock. Except where otherwise indicated, we believe that the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

This table assumes the total number of shares of class A common stock outstanding as of November 27, 2009 is as follows:

Class A common stock	468,993,240

Name and Address of Beneficial Owner	Class of Common Stock	Shares Owned	Percentage of Class (%)
FMR LLC(1) 82 Devonshire Street Boston, Massachusetts 02109	Class A	44,473,370	9.5%

Marsico Capital Management LLC(2)	Class A	33,420,420	7.1%

(1)	Based on a Schedule 13G/A filed on February 17, 2009, as of December 31, 2008: (i) FMR LLC reported beneficial ownership of 44,473,370 shares, sole voting power as to 1,115,155 of the shares, and sole dispositive power as to 44,473,370 of the shares, (ii) Fidelity Management & Research Company, or Fidelity, reported beneficial ownership of 43,337,975 shares, and Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole dispositive power as to 43,337,975 of the shares, (iii) Strategic Advisers, Inc., through FMR LLC, reported beneficial ownership of 108,550 of the shares, (iv) Pyramis Global Advisors, LLC, or PGALLC, reported beneficial ownership of 12,700 of the shares, and Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole voting and dispositive power as to 12,700 of the shares, (v) Pyramis Global Advisors Trust Company, or PGATC, reported beneficial ownership of 15,000 of the shares, and Edward C. Johnson 3d and FMR LLC, through its control of PGATC, has sole voting and dispositive power as to 15,000 of the shares, and (vi) FIL Limited reported beneficial ownership of 999,145 of the shares, sole voting power as to 989,845 of the shares, and sole dispositive power as to 999,145 of the shares.

(2)	Based on a Schedule 13G filed on February 12, 2009, as of December 31, 2008, Marsico Capital Management LLC reported beneficial ownership of 33,420,420 shares, sole voting power as to 29,265,099 of the shares, and sole dispositive power as to 33,420,420 of the shares.

The following table sets forth information about the beneficial ownership of our directors and executive officers as of November 27, 2009. Except where otherwise indicated, we believe that the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The below table assumes the total number of shares of all classes of common stock outstanding as of November 27, 2009 is as follows:

Class A common stock	468,993,240
Class B common stock	245,513,385	(1)
Class C common stock	128,748,979

The address of each director and executive officer is c/o Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999.

Name of Beneficial Owner	Class of Common Stock	Shares Owned (#)	Shares Issuable Pursuant to Options Exercisable Within 60 days of November 27, 2009 (#)	Total of Shares Beneficially Owned	Percentage of Class (%)
Executive Officers:
Joseph W. Saunders(2)	Class A	129,905	290,191	420,096	*
John M. Partridge(3)	Class A	45,799	149,556	195,355	*
Byron H. Pollitt(4)	Class A	32,704	92,076	124,780	*
Joshua R. Floum	Class A	48,675	62,573	111,248	*
John C. (Hans) Morris(5)	Class A	34,325	170,423	204,748	*

Name of Beneficial Owner	Class of Common Stock	Shares Owned (#)	Shares Issuable Pursuant to RSUs Vested and Options Exercisable Within 60 days of November 27, 2009 (#)	Total of Shares Beneficially Owned	Percentage of Class (%) (1)
Directors:
Hani Al-Qadi(6)	Class C	103,474	2,958	106,432	*
Thomas Campbell	Class A	4,993	0	4,993	*
Gary Coughlan(7)	Class A	12,675	0	12,675	*
Mary B. Cranston	Class A	13,375	0	13,375	*
Charles T. Doyle(6)(8)	Class B	2,438	0	2,438	*
Charles T. Doyle(6)	Class C	20,675	0	20,675	*
Francisco Javier Fernandez-Carbajal	Class A	33,682	2,958	36,640	*
Peter Hawkins	Class A	10,182	2,958	13,140	*
Suzanne Nora Johnson	Class A	18,675	0	18,675	*
Robert W. Matschullat	Class A	11,675	0	11,675	*
David I. McKay	Class A	6,682	2,958	9,640	*
Cathy E. Minehan(9)	Class A	25,175	0	25,175	*
David J. Pang	Class A	3,682	2,958	6,640	*
Charles W. Scharf(6)	Class C	8,675	0	8,675	*
Segismundo Schulin-Zeuthen	Class A	3,474	2,958	6,432	*
William Shanahan(10)	Class A	133,675	0	133,675	*
John A. Swainson	Class A	10,675	0	10,675	*
All directors and executive officers as a group (27 persons)(11)	Class A	686,142	1,006,498	1,692,640	*
All directors and executive officers as a group	Class B	2,438	0	2,438	*
All directors and executive officers as a group	Class C	132,824	2,958	135,782	*

*	Represents less than 1 percent.
(1)	The total number of class B shares outstanding and the percentage ownership calculation of class B common stock exclude class B common stock held by our subsidiary, Visa U.S.A. Inc.
(2)	Includes 375 shares of class A common stock held by Mr. Saunders’s son. Also includes 19,600 shares of class A common stock held by the Joseph W. and Sharon P. Saunders Trust dated 03/21/2000 of which Mr. Saunders and his wife are the sole trustees and beneficiaries.
(3)	Includes 16,413 shares of class A common stock held by the Partridge Revocable Trust.
(4)	Includes 14,426 shares of class A common stock held by the Pollitt Family Trust.

(5)	Does not include 49,584 shares subject to unvested stock awards and 408,671 shares subject to unvested stock options that will vest pursuant to the terms of Mr. Morris’s employment agreement upon his departure from the Company at the end of the calendar year.
(6)	Except in special circumstances, holders of class B and class C common stock do not have voting rights.
(7)	Includes 3,000 shares of class A common stock held by the Gary P. Coughlan 1991 Trust.
(8)	Represents shares of class B common stock held by Texas First Bank. Texas First Bank is a wholly-owned subsidiary of Texas Independent Bancshares, Inc., of which Mr. Doyle is Chairman of the Board, Chief Executive Officer and a major stockholder. Mr. Doyle disclaims beneficial ownership of the shares held by Texas First Bank.
(9)	Includes 9,000 shares of class A common stock held by Ms. Minehan’s husband and 4,000 shares held in trusts for the benefit of Ms. Minehan’s children and step-children. Ms. Minehan disclaims beneficial ownership of the shares held by her husband, her children and her step-children.
(10)	Includes 125,000 shares held in the William Shanahan Revocable Trust of which Mr. Shanahan is the sole trustee.
(11)	Includes 87,502 shares of class A common stock and 991,708 shares of class A common stock subject to options exercisable within 60 days of November 27, 2009 held by other executive officers.

EXECUTIVE OFFICERS

Biographical data for each of our current executive officers is set forth below, excluding Mr. Saunders’s biography, which is included under the heading “Class II Directors Continuing until our 2012 Annual Meeting” above.

John M. Partridge, age 60, was appointed President of Visa Inc. in October 2009. From October 2007 until October 2009, Mr. Partridge was the Chief Operating Officer of Visa Inc. He joined Visa U.S.A. in October 1999 and served as President and Chief Executive Officer of Inovant, the company that owns and operates VisaNet, from November 2000 until October 2007. From 1998 until joining Visa, Mr. Partridge served as Senior Vice President and Chief Information Officer of Unum Provident Corp., a disability insurance company, where he led a corporate restructuring initiative and had direct responsibility for technology and operations. From 1989 to 1998, Mr. Partridge was Executive Vice President for Credicorp Inc., where he was responsible for consumer banking, technology and operations. Prior to joining Credicorp Inc., Mr. Partridge held various management positions with Wells Fargo Bank. He currently serves as a member of the board of directors of CIGNA Corporation. Mr. Partridge holds a Bachelor of Science degree in Economics from the University of California, Berkeley.

Byron H. Pollitt, age 58, was appointed Chief Financial Officer of Visa Inc. in October 2007. Prior to joining Visa, he was an Executive Vice President and Chief Financial Officer at the Gap Inc., a global specialty retailer, from January 2003 until September 2007. From 1990 until January 2003, Mr. Pollitt worked at The Walt Disney Company, a diversified worldwide entertainment company, including most recently as the Executive Vice President and Chief Financial Officer of Walt Disney Parks and Resorts. Mr. Pollitt holds a Bachelor of Science degree in Business Economics from the University of California, Riverside and a Master of Business Administration degree from Harvard Business School.

Joshua R. Floum, age 51, was appointed General Counsel and Corporate Secretary of Visa Inc. in October 2007. Previously, he served as Executive Vice President, General Counsel and Secretary of Visa U.S.A. from January 2004 until October 2007. Prior to joining Visa U.S.A., Mr. Floum was a partner in the law firms of Holme, Roberts & Owen LLP from 2001 to 2004, Legal Strategies Group from 1996 to 2001, and Heller Ehrman White & McAuliffe LLP from 1985 to 1996. Mr. Floum holds a Bachelor of Arts degree in Economics and Political Science from the University of California, Berkeley and a Juris Doctor from Harvard Law School.

Ellen Richey, age 60, joined Visa Inc. as our Chief Enterprise Risk Officer in September 2007. Prior to joining Visa, Ms. Richey was the Senior Vice President of Enterprise Risk Management and Executive Vice President of Card Services at Washington Mutual Inc., a financial institution, from October 2005 until June 2006. From October 1999 until October 2005, she served as Vice Chairman of Providian Financial Corporation, until its acquisition by Washington Mutual. At Providian, Ms. Richey also served as the Vice Chairman, Enterprise Risk Management and Chief Legal Officer from 2003 to 2005, General Counsel from 1999 to 2003, Chief Enterprise Risk Officer from 2004 to 2005 and Corporate Secretary from 1999 to 2005. Ms. Richey holds a Bachelor of Arts degree in Linguistics and Far Eastern Languages from Harvard University and a Juris Doctor from Stanford Law School.

William M. Sheedy, age 42, became Group President of the Americas for Visa Inc. in July 2009. Prior to this role, he served as President of the North America region of Visa Inc. from September 2008 to July 2009 and as the Global Head of Corporate Strategy and Business Development from October 2007 to September 2008. He also served as the Executive Vice President of Finance and Accounting of Visa Inc., acting in the capacity of principal financial officer, from June 2007 until the completion of Visa’s reorganization in October 2007. Previously, he was the Executive Vice President of Interchange

Strategy and Corporate Restructuring Initiatives at Visa U.S.A., and in November 2006 assumed responsibility for all financial-related matters associated with the reorganization. From 1990 until joining Visa U.S.A. in 1993, he was employed as a Senior Financial Manager in Corporate Finance at Ford Motor Company’s First Nationwide Bank. Mr. Sheedy holds a Bachelor of Science degree in Finance from West Virginia University and a Master of Business Administration degree from the University of Notre Dame.

Rupert Keeley, age 52, was appointed Group President of the Asia Pacific and CEMEA Regions of Visa Inc. in July 2009. Previously, Mr. Keeley was the Global Head of Strategy and Corporate Development of Visa Inc. from September 2008 to July 2009, and Regional President of the Asia Pacific region of Visa Inc. from October 2007 until September 2008. He also served as President and Chief Executive Officer of Visa International Service Association’s Asia Pacific region from May 2000 until its merger with Visa Inc. in October 2007, and as Executive Vice President of Finance, Administration and Marketing of Visa International from September 1999 to May 2000, having joined Visa International in February 1999 as Executive Vice President, Special Projects. Before joining Visa International, Mr. Keeley held a number of senior management positions with Standard Chartered plc based in London, Singapore, and the Middle East, including as Group Head of Marketing and Planning for the bank’s global consumer business, Chief Executive of Bahrain, and Gulf Head of Consumer Banking. Prior to joining Standard Chartered, Mr. Keeley worked for Girobank plc in London. Mr. Keeley holds a Master of Business Administration degree from the City University Business School in London and a Bachelor of Science degree in Management Sciences from the University of Manchester, England.

Elizabeth Buse, age 48, has served as the Global Head of Product of Visa Inc. since October 2007. Ms. Buse joined Visa U.S.A. in 1998 and served as Executive Vice President of Product Development and Management from January 2002 until October 2007. Prior to joining Visa U.S.A., she served as Vice President of strategic initiatives for the Electronic Funds Division of First Data Corporation, from 1996 to 1998. She is a member of the board of directors of Artio Global Investors Inc. Ms. Buse holds a Bachelor of Arts degree in Spanish Linguistics from the University of California, Los Angeles and a Master of Business Administration degree from the Haas School of Business at the University of California, Berkeley.

Antonio Lucio, age 50, was appointed Chief Marketing Officer of Visa Inc. in February 2008. Prior to joining Visa in December 2007, Mr. Lucio was the Chief Innovation and Health and Wellness Officer for PepsiCo Inc. from 2005 until December 2007, the Senior Vice President and Chief Marketing Officer of PepsiCo Beverages International from 2000 to 2004, and the Vice President of Marketing Operations of PepsiCo International from 1999 to 2000. He was also the Vice President for Marketing for South America and the Caribbean for PepsiCo from 1996 to 1999 and the General Manager Designate of Pepsi-Cola North America from 1995 to 1996. Prior to joining PepsiCo, Mr. Lucio was Director of Marketing at Kraft General Foods from 1985 to 1995. Mr. Lucio holds a Bachelor of Arts degree in History from Louisiana State University.

Oliver Jenkyn, age 36, joined Visa Inc. as Global Head of Strategy and Corporate Development in September 2009. Previously, from 2002 until August 2009, Mr. Jenkyn was a Partner with McKinsey & Company in London, New York, and San Francisco. He was a leader of the firm’s North American Retail Banking Practice and Global Payments Practice. Mr. Jenkyn holds a Bachelor of Arts degree in Economics from McGill University, and Masters degrees in Finance and Economics from Harvard University and Queen’s University.

John C. (Hans) Morris, age 50, became an advisor to the Chief Executive Officer of Visa Inc. in September 2009. Prior to that, Mr. Morris served as President of Visa Inc. from October 2007 to September 2009. From November 2002 until joining Visa, Mr. Morris was the Chief Financial Officer of

Citi Markets & Banking (CMB), the capital markets, investment and corporate banking, and transaction services business of Citigroup Inc. In this capacity, he was responsible for finance, operations and technology for CMB. Prior to this role, he served in positions of increasing responsibility with Salomon Smith Barney, an investment bank, and its predecessor companies for 22 years, including most recently as Vice Chairman and Chief Operating Officer of the Salomon Smith Barney Investment Banking Division from March 2000 to November 2002. Mr. Morris holds a Bachelor of Arts degree from Dartmouth College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes the compensation program for each person serving as our Chief Executive Officer and Chief Financial Officer in fiscal year 2009 and each of our three most highly compensated executive officers employed at the end of fiscal year 2009 (collectively, our named executive officers). Our named executive officers for fiscal year 2009 are:

•	Chairman and Chief Executive Officer, Joseph W. Saunders;

•	Chief Financial Officer, Byron H. Pollitt;

•	Former President, John C. (Hans) Morris;

•	Chief Operating Officer, John M. Partridge; and

•	General Counsel and Corporate Secretary, Joshua R. Floum.

Compensation Philosophy and Objectives

Our global total rewards programs were designed to support a globally consistent compensation philosophy while accommodating the regulatory, cultural and/or practical differences in the different geographies in which we have operations. We expect this approach will enable us to attract, retain and motivate our employees and will emphasize performance-based differentiation of compensation that rewards employees for the achievement of corporate goals and the realization of increased stockholder value. In order to be competitively positioned to attract and retain key executives, we target total compensation for executive officers, including salary, annual incentive target and long-term incentive target, at the 50th percentile of compensation paid to similarly situated executive officers of the companies comprising our compensation peer group. The actual level of total compensation is determined by individual or company performance and can approximate the 75th percentile of our compensation peer group’s total compensation to reward key executive officers who demonstrate exceptional experience, skills, competencies and performance.

Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and that aligns executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value. Our Compensation Committee annually evaluates both the performance and compensation of key employees to ensure that:

•	Compensation levels remain competitive relative to our peer companies;

•	Compensation provided is consistent with the level of performance delivered; and

•	The mix of cash and equity-based incentives provides the proper incentive without encouraging excessive risk taking.

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee) relative to the annual performance goals established for the year. He then presents his compensation recommendations based on these reviews, including with respect to items such as salary adjustments and annual award amounts, to the Compensation Committee. The Compensation Committee can and does exercise discretion in modifying any compensation recommendations relating to executive officers that were made by our Chief Executive Officer and will approve all compensation decisions for our executive officers.

Setting Executive Compensation

Our Compensation Committee structured our executive compensation program to include an annual cash incentive component and a long-term equity incentive component to motivate our executive officers to achieve their business goals and reward them for achieving their goals.

For fiscal year 2009, the Compensation Committee considered the advice of Towers Perrin, a global human resources consulting firm, in its annual review of executive compensation. Towers Perrin was retained directly by the Compensation Committee for advice on executive compensation matters. During fiscal year 2009, Towers Perrin also provided advice to the Company on matters related to broad-based human resources programs in which executive officers may participate.

The Compensation Committee has engaged Fredrick W. Cook & Co. as its independent consultant to advise it on executive compensation matters beginning in fiscal year 2010. This selection was made without the input or influence of management. Under the terms of its agreement with the Compensation Committee, Fredrick W. Cook & Co. will not provide any other services to the Company, unless directed by the Compensation Committee. Towers Perrin may continue to provide services to management.

Towers Perrin prepared the 2009 annual review of our executive compensation program and reported on the aggregate level of total compensation of the executives, as well as the combination of elements used to compensate our executive officers and compared the compensation of our executive officers to the compensation of executive officers of other companies. Specifically, this review was based on public information and third party surveys of executive compensation paid by publicly traded peer companies of similar size and focus, including financial services, processing, technology and business services companies, which we refer to, collectively, as our compensation peer group.

The criteria used to identify our compensation peer group were: (1) industry – we expect that we will compete for talent with financial services, processing, high technology and business services companies; (2) geography – to ensure that the companies identified as peers have broad international presence because we are a company with global operations; and (3) financial scope – our management talent should be similar to that of companies that have similar financial characteristics (e.g., revenues, market capitalization and total assets). The companies comprising our compensation peer group for purposes of compensation determinations made for fiscal year 2009 were:

	Financial Services	Processing	Technology	Business Services

Equivalent Sized Peers	• American Express • Capital One • HSBC North America • PNC Financial • U.S. Bancorp	• ADP • Discover Financial • eBay • Fiserv • MasterCard • State Street	• Google • Oracle • Sun Microsystems	• Fidelity National

Large Peers	• JPMorgan Chase • Wells Fargo		• Cisco • Intel • IBM

Our compensation peer group was divided into two groups for purposes of compensation benchmarking. For “equivalent-sized” companies (revenues generally less than $30 billion), we selected benchmark positions that most accurately reflected the responsibilities of our executive officers. For “large” companies (revenues generally greater than $30 billion), we selected benchmark positions at the business unit level, where available, and positions with reporting levels that were generally one reporting level below comparable positions at Visa Inc. and the “equivalent-sized” companies in the compensation peer group. Although no changes were made to the criteria for establishing our compensation peer group for fiscal year 2009, the Compensation Committee did make certain changes to our compensation peer group due to corporate acquisitions of certain of the companies in our fiscal year 2008 compensation peer group and corporations participating in the U.S. government’s Troubled Asset Relief Program. Specifically, Bank of America, Citigroup and EDS were removed from the compensation peer group, U.S. Bancorp and Fidelity National were added to the compensation peer group and Wells Fargo was considered a “large” peer for fiscal year 2009.

The compensation peer group provides a relevant benchmark of compensation levels from external sources and allows us to assess the compensation practices of our primary competitors for employees. In addition, the compensation peer group indicates the practices of leading organizations of comparable scope and focus and provides a benchmark for establishing corporate performance expectations for our incentive programs. In addition to the peer group analysis, the Compensation Committee reviews compensation levels to ensure they are internally consistent and annually reviews tally sheets for each named executive officer to ensure that a complete assessment of all compensation and benefits is considered.

A significant percentage of an executive’s total compensation is allocated to incentive-based compensation as a result of the compensation philosophy mentioned above. Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation between either cash or non-cash, and between either annual or long-term incentive compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of our company goals. In establishing the design and the goals of these incentive programs, the Compensation Committee evaluates the potential risks of the performance drivers that it is considering and approves performance drivers that it believes support long-term stockholder value creation while avoiding unreasonable risk taking.

We also use sign-on bonuses from time to time when recruiting executive officers. Specifically, we may agree to pay a sign-on bonus to make our employment offers competitive given that candidates who are currently employed at other companies frequently forfeit potential compensation by accepting employment with us.

We entered into employment agreements with each of our named executive officers which became effective immediately before our initial public offering. When entering into these employment agreements, the Compensation Committee reviewed the advice of its compensation consultant and the board of directors’ legal advisor regarding market practices for employment agreements.

For a description of these employment agreements, see “– Employment Arrangements and Potential Payments upon Termination and Change in Control.”

Executive Compensation Components

The principal components of compensation of our executive officers are:

•	base salary;

•	annual incentive plan;

•	long-term incentive compensation;

•	retirement and other benefits;

•	perquisites and other personal benefits; and

•	post-termination severance.

Our total compensation package is primarily weighted toward the following three components: base salary, annual incentive compensation, and long-term incentive compensation. In setting each executive’s target total compensation, we benchmark his or her total compensation package as well as each component of the compensation package against our compensation peer group. However, the Compensation Committee does not use a formulaic approach in determining the appropriate compensation mix. Rather, the Compensation Committee determines each executive’s actual base salary, annual incentive target, and long-term incentive target by considering both the external market data relating to our compensation peer group and internal equity amongst our executives based on their experience and performance and the nature and scope of their roles within our organization. The goal in setting the components of compensation is to provide a competitive total compensation package that balances market competitiveness to attract and retain talented employees with internal equity and that ties a sufficient portion of total compensation to individual and corporate performance.

In addition, although we target total compensation at the 50th percentile of our compensation peer group, the actual level of total compensation is determined by individual and/or Company performance. In 2009, the reported corporate performance of our peer group was lower as a result of negative market impacts. Because our fiscal year 2009 corporate performance exceeded the median levels of our compensation peer group and because our key executive officers demonstrated exceptional experience, skills, competencies and performance during the performance period, the actual level of total compensation paid approximated the 75th percentile of our compensation peer group’s total compensation.

Base Salary

The purpose of base salary is to reward demonstrated experience, skills and competencies relative to the market value of the job. Our Compensation Committee approves the base salaries of all of our executive officers. Base salaries are targeted at the median of our compensation peer group for comparable skills and experience, but the Compensation Committee allows for flexibility in setting salaries above or below the median amount based on the expertise, performance or proficiency of individual executive officers.

During its review of the base salaries of our executive officers for fiscal year 2009, the Compensation Committee considered:

•	market data of our compensation peer group, which was provided by our outside compensation consultants;

•	an internal review of each executive officer’s compensation, both individually and relative to other executive officers; and

•	the individual performance of the executive officer.

The base salary levels of executive officers are typically considered annually as part of our performance review process, as well as upon an executive officer’s promotion or other change in an executive officer’s job responsibilities. Based on the Compensation Committee’s review of the executive officers’ salaries relative to the market data and the salaries of our other executive officers, the Compensation Committee determined that the salaries of each of the named executive officers was appropriately positioned and no salary adjustments would be made for our named executive officers during fiscal year 2009.

Annual Incentive Plan

The Visa Inc. Incentive Plan, which we refer to as our annual incentive plan, was designed to reward annual performance and achievement of strategic goals, align employee interests with those of our stockholders, and provide market-competitive compensation to employees on an individual employee basis. Goals under the annual incentive plan are based on global corporate performance metrics for the fiscal year. The Compensation Committee establishes the target incentives at the median of our compensation peer group, consistent with local market practice. Individual awards are allocated based on a combination of corporate and individual performance measures, which vary by the level of the employee’s position and the scope of the employee’s responsibilities. At the most senior levels in the organization, the measures used to determine awards are heavily weighted toward corporate performance with a small portion dependent upon the achievement of individual performance goals or, at the Compensation Committee’s discretion, may be based entirely on corporate performance goals without an individual performance component. The Compensation Committee reviews corporate and/or individual performance and determines award amounts after the completion of each fiscal year. The Compensation Committee may, in its discretion, adjust performance measures based on extraordinary occurrences.

The Compensation Committee approved the following corporate performance measures for fiscal year 2009: (1) Adjusted Net Income (which is defined below) weighted 80%; and (2) Net Revenue Growth (which is defined below) weighted 20%, with 50%, 100% and 200% payouts as a percentage of each executive’s target annual bonus at threshold, target and maximum levels of performance, respectively. The Compensation Committee continued the use of net income in fiscal year 2009 as a corporate performance measure because it is closely linked to stockholder interests and it added Net Revenue Growth as a second metric to introduce a measure of top line performance.

The performance goals for target, threshold and maximum, as well as the actual level of performance achieved for fiscal year 2009, are displayed in the following table:

Metric	Weighting (%)	Threshold	Target	Maximum	Result	Payout as % of Target
Adjusted Net Income (in Millions)	80	$1,981	$2,086	$2,204	$2,211	200% of Target
Net Revenue Growth	20	8.0%	11.5%	13.5%	10.3%	82.9% of Target

Weighted Result						176.6% of Target

Our actual Adjusted Net Income of $2,211 million was determined as our net revenue less our adjusted operating expenses and tax expense. Adjusted Net Income excludes expenses related to covered litigation, restructuring charges, purchase amortization, and the impact from the VisaNet do Brasil sale. This resulted in a payout percentage of 200% for this measure.

Our actual Net Revenue Growth of 10.3% was determined as year over year growth in revenues net of incentives. Interpolating this result between the threshold (50% payout) and target (100% payout) levels resulted in a payout percentage of 82.9%. Based on our actual results relative to the corporate goals, weighted 80% for Adjusted Net Income and 20% for Net Revenue Growth, the Compensation Committee determined that the corporate component of the annual incentive for each named executive officer would be funded at 176.6% of target.

For the fiscal year 2009 annual award to our Chief Executive Officer, the Compensation Committee established that 100% was dependent on achievement of the Visa Inc. corporate performance measures determined by the Compensation Committee, which are described above. The Compensation Committee increased the portion of the annual incentive dependent on corporate performance for the Chief Executive Officer to 100% from 80% to recognize that in the role of Chief Executive Officer any individual goals should be fully aligned with overall corporate performance. For our other named executive officers, the Compensation Committee increased, for fiscal year 2009, the proportion of their awards that would be dependent on corporate performance. For our named executive officers other than the Chief Executive Officer, 80% of their fiscal year 2009 annual award was determined based on the achievement of corporate performance measures determined by the Compensation Committee, which are described above. The remaining 20% was based on individual performance measures which were determined by the Chief Executive Officer and reviewed by the Compensation Committee. The Compensation Committee determined that the split of 80% corporate and 20% individual performance goals for our other named executive officers appropriately reflects that, like our Chief Executive Officer, each of these executive officers shares the primary goals and objectives of the overall Company, but also recognizes the importance of motivating each of them to achieve the goals that relate solely to their area of responsibility.

Mr. Pollitt’s fiscal year 2009 individual performance goals were: (1) implementation of selected financial strategies that will drive stockholder value creation; (2) complete implementation of a globally integrated finance organization; (3) implementation of a company-wide management reporting process; and (4) streamlining the annual budgeting process. The Chief Executive Officer, in his discretion, determined, and the Compensation Committee agreed, that Mr. Pollitt exceeded his individual performance goals and therefore the individual portion of Mr. Pollitt’s annual incentive was awarded at 200% of the target. Additionally, based on Mr. Pollitt’s outstanding contribution during fiscal year 2009, the Chief Executive Officer recommended that Mr. Pollitt receive an additional discretionary bonus of $297,180 and the Compensation Committee agreed and approved this additional amount.

Mr. Morris’s fiscal year 2009 individual performance goals were: (1) improving acceptance, point of service debit card usage and cross-border transactions; (2) implementation of a regional business review process; (3) improving delivery and level of innovation with clients; and (4) increasing marketing effectiveness and implementing brand strategy. The Chief Executive Officer, in his discretion, determined, and the Compensation Committee agreed, that Mr. Morris met his individual performance goals and therefore the individual portion of Mr. Morris’s annual incentive was awarded at 100% of the target.

Mr. Partridge’s fiscal year 2009 individual performance goals were: (1) achievement of planned net revenue growth rates; (2) active management of expenses and impact on operation margin; (3) completion of global alignment of all Chief Operating Officer functions; and (4) maintaining targeted systems reliability. The Chief Executive Officer, in his discretion, determined, and the Compensation Committee agreed, that Mr. Partridge exceeded his individual performance goals and therefore the individual portion of Mr. Partridge’s annual incentive was awarded at 176% of the target. On October 21, 2009, Mr. Partridge was appointed to the office of President, effective immediately. Mr. Partridge will continue to report to our CEO and will oversee all client, marketing and product functions globally.

Mr. Floum’s fiscal year 2009 individual performance goals were: (1) litigation management; (2) provision of superior legal counsel; (3) advancement of our legislative and regulatory agenda; and (4) management of internal and external resources in a cost-effective manner. The Chief Executive Officer, in his discretion, determined, and the Compensation Committee agreed, that Mr. Floum exceeded his individual performance goals and therefore the individual portion of Mr. Floum’s annual incentive was awarded at 176% of the target.

Under our annual incentive plan, target incentive opportunities are expressed as a percentage of base salary, which percentage is determined by the Compensation Committee, based on position, market pay levels and our overall compensation philosophy, which emphasizes performance-based compensation. The table below sets forth the fiscal year 2009 target annual incentive opportunities as a percentage of salary for our named executive officers and the threshold, target, maximum and actual payout amounts. The actual payout amounts are computed based on the actual performance, as outlined above, under our annual incentive plan for fiscal year 2009.

	2009 Target Award (% of base salary)	2009 Threshold Award (50% of Target Award) ($)	2009 Target Award (100% of Target Award) ($)	2009 Maximum Award (200% of Target Award) ($)	2009 Actual Award ($)
Joseph W. Saunders	250	1,187,500	2,375,000	4,750,000	4,194,250
Byron H. Pollitt	100	325,000	650,000	1,300,000	1,178,320
John C. (Hans) Morris	150	562,500	1,125,000	2,250,000	1,814,400
John M. Partridge	150	562,500	1,125,000	2,250,000	1,985,000
Joshua R. Floum	100	277,500	555,000	1,110,000	980,000

The following table provides a supplemental breakdown of the components that make up the named executive officers’ actual fiscal year 2009 award under our annual incentive plan. Both the dollar amount of the award and the award as a percentage of the target are displayed for each component.

	Corporate Component	Percent of Target	Individual Component	Percent of Target	Total 2009 Award	Percent of Target
Joseph W. Saunders	4,194,250	176.6%	n/a	n/a	4,194,250	176.6%
Byron H. Pollitt	918,320	176.6%	260,000	200.0%	1,178,320	181.3%
John C. (Hans) Morris	1,589,400	176.6%	225,000	100.0%	1,814,400	161.3%
John M. Partridge	1,589,400	176.6%	395,600	175.8%	1,985,000	176.4%
Joshua R. Floum	784,104	176.6%	195,896	176.5%	980,000	176.6%

Long-Term Incentive Compensation

The Visa Inc. 2007 Equity Incentive Compensation Plan, which we refer to as the equity incentive plan, is designed to align management’s interests with those of stockholders, provide opportunities for wealth creation and ownership, and encourage a long-term focus, all of which we believe promote retention and enable us to attract and motivate participants. Specifically, the equity incentive plan is intended to promote our long-term success and increase stockholder value by attracting, motivating and retaining our non-employee directors, officers, and employees. To achieve this purpose, the equity incentive plan provides the flexibility to award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other equity-based awards to eligible persons, covering a total of up to 59,000,000 shares of our class A common stock. Additionally, to better tie our executive officers’ long-term interests with those of our stockholders, the equity incentive plan does not allow the repricing of stock awards once they are awarded. The type(s) of equity award to be granted is determined annually by the Compensation Committee, which considers both market practices and the desired impact of the incentive award in making its decision.

The Compensation Committee and, with respect to our non-employee directors, the board of directors administers the equity incentive plan and determines, in its discretion and in accordance with the equity incentive plan, the recipients that may be granted awards under the equity incentive plan, the size and types of awards, the terms and conditions of awards, including vesting and forfeiture conditions, the timing of awards, and the form and content of the award agreements.

In determining the form and amount of the awards, the Compensation Committee considers the practices of the companies in our compensation peer group and the performance of the executives as well as of the Company. The Compensation Committee also considers that different forms of equity create different incentives. For fiscal year 2009, the Compensation Committee elected a mix of equity award types to accomplish several objectives, including: 1) providing an incentive to grow stockholder value; 2) providing an incentive to preserve stockholder value; and 3) positively impacting employee retention.

The Compensation Committee approved annual equity awards to our named executive officers during fiscal year 2009 composed of 50% stock options, 25% restricted stock and 25% performance shares. The Compensation Committee elected this mix because it represents an appropriate balance between the incentives provided by the different types of equity referenced above. For fiscal year 2009, the Compensation Committee introduced the use of performance shares to further align the achievement of management goals and the creation of stockholder value. The actual grant value provided to the executive officers was approved by the Compensation Committee. The Compensation Committee considers the target value of equity for each named executive officer, individual and corporate performance generally and total compensation levels by executive when approving equity grant values.

The number of performance shares earned was dependent on the level of Adjusted Net Income achieved during fiscal year 2009. Based on the actual Adjusted Net Income achieved the number of performance shares earned by each named executive officer was 200% of target as illustrated in the table below. Once deemed earned, each named executive officer’s performance shares vest over a two year period on the second and third anniversaries of the original date of grant.

(in $Millions) Metric	Threshold ($)	Target ($)	Maximum ($)	Result ($)	% of Target Shares Earned
Adjusted Net Income	1,981	2,086	2,204	2,211	200%

Prior to our initial public offering, cash-based awards under the long-term incentive plan, or LTIP awards, were generally provided through plans maintained by Visa U.S.A. (and its majority-owned subsidiary, Inovant). No cash-based LTIP awards were made during fiscal years 2008 or 2009. Instead, we provided equity awards for our employees pursuant to our equity incentive plan. Although no new cash LTIP awards have been made (and such awards will no longer be made) under the long-term incentive plans, the plans remained in effect during fiscal year 2009 for the past awards that have not yet vested or been settled.

Stock Grant Practices. The Compensation Committee has adopted a policy with respect to equity awards that contains procedures to prevent stock option backdating or other timing issues, as well as to implement corporate governance standards. Under this policy, the Compensation Committee approves annual grants to executive officers and other members of the executive leadership team at a meeting to occur during the quarter following our fiscal year end. The Compensation Committee has delegated the authority to the Chairman of the Board and Chief Executive Officer as the sole member of the stock committee to make annual awards to other employees who are not members of the executive leadership team. The grant date for annual awards to all employees and non-employee directors has been established as November 5 of each year.

In addition to the annual grants, stock awards may be granted at other times during the year to new hires, employees receiving promotions, and in other special circumstances. The policy requires that only the Compensation Committee may make such “off-cycle” grants to executive officers and other members of the executive leadership team. The Compensation Committee has delegated the authority to the stock committee to make “off-cycle” grants to employees who are not members of the executive leadership team, subject to guidelines established by the Compensation Committee. Any “off-cycle” awards approved by the stock committee or the Compensation Committee must be granted on the fourth business day after we publicly announce our earnings. For all newly issued option awards, the exercise price of the option award will be the closing price of our class A common stock on the NYSE on the date of the grant.

Stock Ownership Guidelines. In February 2008, the Compensation Committee established stock ownership guidelines for our executive officers and selected other employees. These guidelines reinforce the importance of aligning the interests of our executive officers with the interests of our stockholders. The guidelines are expressed in terms of the value of their equity holdings as a multiple of each officer’s base salary, as follows:

Officer	Stock Ownership Guideline
Joseph W. Saunders	5 x base salary
Byron H. Pollitt	4 x base salary
John C. (Hans) Morris	4 x base salary
John M. Partridge	4 x base salary
Joshua R. Floum	3 x base salary
Selected Others	1 to 3 x base salary

Equity interests that count toward the satisfaction of the ownership guideline include shares owned outright by the employee, shares jointly owned, restricted shares, restricted stock units, and any shares owned in our retirement plans. Employees have five years from the date of our initial public offering or the commencement of their appointment as an executive officer or a position otherwise subject to our stock ownership guidelines, as applicable, to attain these ownership levels. We also have an insider trading policy which, among other things, prohibits executives from hedging the economic risk of their ownership.

Additionally, we have instituted stock ownership guidelines for our non-employee directors. For information regarding these guidelines, see “Director Compensation.”

Retirement and Other Benefits

Our benefits programs are designed to be competitive and cost-effective. We generally target the median of the market, with flexibility to position above or below the median where local conditions dictate. It is our objective to provide core benefits, including medical, retirement, life insurance, paid time off and leaves of absence, to all employees and to allow for supplementary non-core benefits to accommodate regulatory, cultural and/or practical differences in the different geographies in which we have operations.

We sponsor a tax-qualified defined benefit pension plan, which we refer to as the retirement plan, and a tax-qualified defined contribution thrift plan, which we refer to as the thrift plan, to provide market driven retirement benefits to all eligible employees in the United States. In addition to the tax-qualified retirement plan and the thrift plan, we maintain a non-qualified excess retirement plan and a non-qualified excess thrift plan to make up for the limitations imposed on these tax-qualified plans by the Internal Revenue Code. We sponsor an unfunded non-qualified deferred compensation plan, which we refer to as the deferred compensation plan, which allows executive officers and certain other highly compensated employees to defer a portion of their annual incentive awards and their prior cash LTIP awards and sign-on bonuses to help them with tax planning and to provide competitive benefits. See “– Pension Benefits” and “– Nonqualified Deferred Compensation.”

Perquisites and Other Personal Benefits

We may provide executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to attract and retain qualified executive officers and to facilitate the performance of executive officers’ management responsibilities. As part of the preparation for our initial public offering we reviewed our overall compensation strategy and eliminated most perquisites for our executive officers, including car allowances and financial planning, beginning in fiscal year 2008.

We maintain a company car and driver that are used primarily by the Chief Executive Officer for both business and personal use, with some business and limited personal use by other executive officers. In addition, we have a policy that allows the Chief Executive Officer, the President, the Chief Operating Officer and other key employees or their guests, as approved by the Chief Executive Officer, to use corporate aircraft for limited personal use. Business priorities will always take precedence over personal usage. The corporate aircraft allows for a more efficient use of executives’ time given the greater flexibility it allows in flight scheduling, provides a more secure traveling environment where sensitive business issues may be discussed, and enhances personal safety. It is our policy that unless the travel is at our request, employees are responsible for all income taxes related to their personal usage of the corporate car or aircraft, as well as travel by their companions. We also have a policy that provides that we may reimburse all or a portion of the cost of executive physicals.

Severance

We believe that it is appropriate to provide severance pay to executives whose employment is involuntarily terminated by us without cause, and, in some cases, voluntarily terminated by the executive for good reason, to provide transition income replacement that will allow such executives to focus on our business priorities. For our named executive officers, the severance package includes a gross-up payment relating to certain parachute payment excise taxes imposed on an executive. The amount of severance pay is primarily determined based on competitive benchmarking of severance benefits for similarly-situated executives with comparable scope and responsibility in other companies. We have entered into employment agreements with each of the named executive officers that provide severance pay under certain circumstances.

In July 2009, we completed a reorganization of our executive management team’s responsibilities to heighten organizational effectiveness and increase the pace of our global alignment. As a result, Mr. Morris stepped down as President. He will remain with the Company through the end of the calendar year working with our Chief Executive Officer in a different capacity and helping to ensure a seamless transition to the new structure. Amounts Mr. Morris will be entitled to receive pursuant to the terms of his employment agreement upon his departure are outlined in the executive compensation tables below. See “– Employment Arrangements and Potential Payments upon Termination or Change-In-Control” for additional information about potential and actual severance payments.

2010 Compensation

Annual Incentive Plan

The Compensation Committee has approved the following corporate performance measures and weightings for fiscal year 2010: (1) GAAP net income weighted 75%; and (2) net revenue growth weighted 25%. The Compensation Committee selected these performance goals because they are important indicators of increased stockholder value and slightly increased the weight on net revenue growth to balance the objective of top-line growth against net income. The fiscal year 2010 target annual incentive award levels and the proportion of the award determined by corporate performance are as follows:

	2010 Target Award (% of base salary)	2010 Target Award ($)	Proportion of Award Determined by Corporate Goals
Joseph W. Saunders	250%	2,375,000	100%
Byron H. Pollitt	125%	812,500	80%
John C. (Hans) Morris	150%	1,125,000	80%
John M. Partridge	150%	1,125,000	80%
Joshua R. Floum	100%	555,000	80%

The table above displays the full year target award value. The award for Mr. Morris will be prorated based on his December 31, 2009 termination date according to the terms of his employment agreement.

Long-Term Incentive Compensation

On October 20, 2009, the Compensation Committee approved the annual equity awards for our named executive officers and other employees for our 2010 fiscal year. The awards were made on November 5, 2009. In making awards to executive officers, the Compensation Committee elected to deliver the approved value in the same combination of stock options, restricted stock or restricted stock units and performance shares that was used in the previous fiscal year. For the performance shares, the performance period used to determine the actual number of shares to be earned was lengthened to two years from one year to further emphasize the longer-term performance objectives of this program. In addition, the actual number of shares that will be earned through the performance shares granted on November 5, 2009 is dependent on our GAAP Net Income and the Total Stockholder Return relative to the companies in the S&P 500 index over the two year performance period. Consistent with the previous fiscal year, the grant values were approved by the Compensation Committee after considering target equity values, individual and corporate performance generally and overall levels of total compensation by executive.

Tax Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct for tax purposes compensation in excess of $1,000,000 that is paid to our principal executive officer or any one of our three highest paid executive officers, other than our principal executive officer or principal financial officer, who are employed by us on the last day of our taxable year, unless, in general, the compensation is paid pursuant to a plan that has been approved by our stockholders and is performance-related and non-discretionary. No such limitation on deductibility was applicable to compensation paid in fiscal year 2009. Compensation from awards made before our first annual meeting in calendar 2012 under plans that existed before the closing of our initial public offering will be exempt from the deduction limitations otherwise imposed by Section 162(m), if the plan is not materially modified during this period. The Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) and may authorize certain payments in excess of the

$1,000,000 limitation. The Compensation Committee believes that it needs to balance the benefits of designing awards that are tax-deductible with the need to design awards that attract, retain and reward executives responsible for our success. In addition, Section 274(e) of the Internal Revenue Code limits the amount that companies can deduct for the personal use of corporate aircraft to the amount recognized as income by the executives that used the aircraft. For fiscal year 2009, the total amount of our disallowed tax deduction resulting from the personal usage of the corporate aircraft by our named executive officers and any guests was approximately $605,000.

Compensation Committee Report

The Compensation Committee has:

•	reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	based on this review and discussion, the Compensation Committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

William Shanahan (Chairman)

Thomas Campbell

Suzanne Nora Johnson

John A. Swainson

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee (whose names appear under “– Compensation Committee Report” above) is or has ever been one of our officers or employees. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered during fiscal years 2009, 2008 and 2007 by our named executive officers: (1) the current principal executive officer and principal financial officer; and (2) the three other most highly compensated executive officers during fiscal year 2009.

(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Joseph W. Saunders	2009	950,037	—		2,507,834	5,186,517	4,247,119	(4)	750,600	94,788	13,736,895
Chairman and Chief Executive Officer	2008	950,009	1,900,000		336,684	3,274,280	2,768,241		670,988	210,281	10,110,484
	2007	804,519	10,230,514		—	—	—		41,113	71,171	11,147,317

Byron H. Pollitt	2009	650,025	297,180	(1)	786,962	1,417,271	1,178,320	(4)	244,941	55,336	4,630,035
Chief Financial Officer	2008	650,006	955,000		—	875,307	845,000		56,793	43,788	3,425,894
	2007	27,083	250,000		—	—	—		—	—	277,083

John C. (Hans) Morris(7)	2009	750,029	—		4,179,683	7,184,059	1,814,400	(4)	212,741	4,164,367	18,305,279
Former President	2008	750,007	787,500		—	1,615,946	1,362,500		85,383	278,612	4,879,552
	2007	145,192	3,343,750		—	—	—		5,429	6,837	3,501,208

John M. Partridge(8)	2009	750,029	—		1,390,753	2,281,825	2,004,408	(4)	1,420,067	105,897	7,952,979
Chief Operating Officer	2008	750,029	787,500		511,904	1,454,355	1,236,951		1,886,912	149,763	6,777,413
	2007	635,441	1,170,183		—	—	3,169,989		475,512	129,571	5,580,696

Joshua R. Floum	2009	555,022	—		510,179	931,271	1,070,965	(4)	213,281	44,636	3,325,354
General Counsel and Corporate Secretary	2008	555,022	388,500		316,068	646,379	242,459		86,854	57,506	2,292,788
	2007	532,104	445,918		—	—	2,132,372		84,029	72,922	3,267,345

(1)	This amount represents a discretionary cash bonus in addition to his cash award earned under the annual incentive plan, which is disclosed in column (g).
(2)	The amounts in column (e) do not reflect the dollar amounts actually received by our named executive officers. Instead, these amounts reflect the dollar amounts of the stock awards we recognized for financial statement reporting purposes for each of fiscal years 2009 and 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payments (FAS 123(R)), and therefore include amounts from awards granted in fiscal year 2009 or earlier. No awards were granted prior to fiscal year 2008. Assumptions used in the calculation of these amounts are included in Note 17-Share-Based Compensation to our fiscal year 2009 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on November 20, 2009. Amounts for Mr. Morris reflect that all unvested awards will vest upon his termination of employment with the Company.
(3)	The amounts in column (f) do not reflect the dollar amounts actually received by our named executive officers. Instead, these amounts reflect the dollar amounts of the stock options we recognized for financial statement reporting purposes for each of fiscal year 2009 and 2008 in accordance with FAS 123(R) and therefore include amounts from awards granted in fiscal year 2009 or earlier. No stock options were granted prior to fiscal year 2008. Assumptions used in the calculation of these amounts are included in Note 17-Share-Based Compensation to our fiscal year 2009 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on November 20, 2009. Amounts for Mr. Morris reflect that all unvested stock options will vest upon his termination of employment with the Company.
(4)	The amounts in column (g) for fiscal year 2009 reflect cash awards earned under the annual incentive plan based on actual performance measured against the corporate objectives established for Adjusted Net Income and Net Revenue Growth. Under our annual incentive plan, Mr. Saunders received 4,194,250, Mr. Pollitt received $918,320, Mr. Morris received $1,589,400, Mr. Partridge received $1,589,400 and Mr. Floum received $784,104. The amounts in column (g) also reflect cash awards earned under the annual incentive plan based on actual performance against each executive’s individual goals. Under this component, Mr. Pollitt received $260,000, Mr. Morris received $225,000, Mr. Partridge received $395,600 and Mr. Floum received $195,896. The amounts in column (g) also reflect the change in market value of the unvested cash-based long-term incentive plan awards that were invested in an investment account until the end of the three-year plan cycle on September 30, 2009. The changes in market value were: Mr. Saunders – $52,869, Mr. Partridge – $19,408 and Mr. Floum – $90,965.
(5)	The amounts in column (h) reflect the aggregate change in the actuarial present value of benefits under all pension plans during fiscal year 2009. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in Note 11 – Pension, Postretirement and Other Benefits to our fiscal year 2009 consolidated financial statements which are included in our Annual Report on Form 10-K filed with the SEC on November 20, 2009. There are no above market or preferential earnings on non-qualified deferred compensation.

(6)	The following table sets forth certain information with respect to “– All Other Compensation” reported in column (i).

(a)		(b)		(c)	(d)	(e)	(f)		(g)	(h)		(i)		(j)
Name	Year	Car ($)		Thrift Plan Match ($)	Excess Thrift Plan Contribution ($)	Companion Travel ($)	Corporate Aircraft ($)		Executive LTD ($)	Tax Gross Up ($)		Other ($)		Total ($)
Joseph W. Saunders	2009	13,700	(1)	14,700	42,302	—	22,751	(2)	1,335	—		—		94,788
Byron H. Pollitt	2009	—		14,700	24,301	—	—		1,335	—		15,000	(4)	55,336
John (Hans) C. Morris	2009	—		14,700	30,302	17,519	—		1,335	6,677	(3)	4,093,834	(5)	4,164,367
John M. Partridge	2009	686	(1)	14,700	30,302	—	45,897	(2)	1,335	—		12,977	(6)	105,897
Joshua R. Floum	2009	—		14,700	18,601	—	—		1,335	—		10,000	(7)	44,636

(1)	Reflects the cost of personal use (including commuting for Mr. Saunders) of a company provided car and driver. The amount in the table is determined based on the incremental cost to the Company of the fuel related to the proportion of time the car was used for non-business trips and also includes the cost of the driver’s salary for the proportion of time the driver was utilized for non-business trips.
(2)	Represents the aggregate incremental cost to the Company of personal travel on Company aircraft. The amount represents the variable operating cost per flight hour for each aircraft, which includes the cost of fuel, maintenance, engine insurance, associated travel cost for the crew, catering and any flight cost associated with repositioning the aircraft in connection with personal use “deadhead flights”. Fixed costs that do not change based on usage, such as pilot salaries, depreciation and insurance, are not included.
(3)	Represents a tax adjustment to offset the tax incurred by Mr. Morris as a result of companion travel when his guest was requested to accompany him for business reasons.
(4)	Represents contributions made on Mr. Pollitt’s behalf under our Charitable Contribution Matching Gift Program, under which contributions meeting the guidelines of our program are eligible for matching contributions of up to $15,000 per calendar year.
(5)	Includes accrued severance in the amount of $4,083,834 pursuant to Mr. Morris’s employment agreement and $10,000 in contributions made on Mr. Morris’s behalf under our Charitable Contribution Matching Gift Program.
(6)	Includes a reimbursement in the amount of $477 to Mr. Partridge for an executive physical and $12,500 in contributions made on Mr. Partridge’s behalf under our Charitable Contribution Matching Gift Program.
(7)	Represents contributions made on Mr. Floum’s behalf under our Charitable Contribution Matching Gift Program.

(7)	Mr. Morris stepped down as our President in July 2009. Mr. Morris committed to remain with the Company through the end of calendar year 2009 reporting directly to our Chief Executive Officer and has played a significant continuing role effecting an efficient reorganization, and interfacing with key clients and regulators in important markets. This Summary Compensation Table and its footnotes incorporate certain amounts related to Mr. Morris’s termination of employment. Specifically, any remaining FAS123(R) expense associated with equity grants outstanding as of September 30, 2009 have been recorded in fiscal year 2009 under “Stock Awards” or “Option Awards” and accrued amounts for cash severance due upon his termination are included in “All Other Compensation” in fiscal year 2009. According to the terms of his employment agreement, Mr. Morris also received an equity grant on November 5, 2009 which will vest on his termination date. The FAS123(R) expense associated with this grant is not included in the Summary Compensation Table or its footnotes because it was not expensed for purposes of FAS123(R) in fiscal year 2009.
(8)	Mr. Partridge was appointed President in October 2009.

Grants of Plan-Based Awards in Fiscal Year 2009

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock/ Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price Of Option Awards ($/ Share	Grant Date Fair Value of Stock & Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph W. Saunders		1,187,500	2,375,000	4,750,000	—	—	—	—	—	—	—
	11/5/2008				15,772	31,543	63,086				3,536,601	(5)
	11/5/2008							31,543			1,781,233
	11/5/2008								151,402	$56.47	3,562,504
Byron H. Pollitt		325,000	650,000	1,300,000	—	—	—	—	—	—	—
	11/5/2008				6,641	13,281	26,562				1,489,066	(5)
	11/5/2008							13,281			749,978
	11/5/2008								63,748	$56.47	1,499,997
John (Hans) C. Morris		562,500	1,125,000	2,250,000	—	—	—	—	—	—	—
	11/5/2008				12,396	24,792	49,584				2,779,679	(5)
	11/5/2008							24,792			1,400,004
	11/5/2008								118,997	$56.47	2,800,011
John M. Partridge		562,500	1,125,000	2,250,000	—	—	—	—	—	—	—
	11/5/2008				9,961	19,922	39,844				2,233,655	(5)
	11/5/2008							19,922			1,124,995
	11/5/2008								95,622	$56.47	2,249,995
Joshua R. Floum		277,500	555,000	1,110,000	—	—	—	—	—	—	—
	11/5/2008				3,210	6,419	12,838				719,698	(5)
	11/5/2008							6,419			362,481
	11/5/2008								30,812	$56.47	725,009

(1)	Amounts represent the portion of the annual incentive plan award that is dependent on actual results against the corporate performance measure of Adjusted Net Income and Net Revenue Growth and the portion of the award that is dependent on actual results against pre-established individual goals. The amounts shown in column (c) reflect the minimum payment level for the minimum performance level required under the annual incentive plan in order to receive any payment, which is 50% of the target amount in column (d). The amounts shown in column (e) are 200% of such target amount. The actual payout amounts under the plan for fiscal year 2009 are included in the “ – Non-Equity Incentive Plan Compensation” column of “ – Summary Compensation Table.”
(2)	Represents an award of performance shares granted on November 5, 2008. The shares earned from this award will vest in two equal installments on the second and third anniversaries of the grant date, subject to earlier vesting in full in the event of a termination of a grantee’s employment due to death, “disability” (as defined in the award agreement) or “retirement” (as defined in the award agreement) or a termination following a “change of control” (as defined in the equity incentive plan and/or award agreement) of a grantee’s employment by us without “cause” (as defined in the award agreement) or by the grantee for “good reason” (as defined in the award agreement). Our executive officers who are party to the employment agreements have additional vesting rights set forth in their employment agreements. See “ – Employment Arrangements and Potential Payments Upon Termination and Change in Control.”
(3)	Represents an award of restricted stock that vests in three equal installments on each of the first three anniversaries of the date of grant, subject to earlier vesting in full in the event of a termination of a grantee’s employment due to death, “disability” (as defined in the award agreement) or “retirement” (as defined in the award agreement) or a termination following a “change of control” (as defined in the equity incentive plan and/or award agreement) of a grantee’s employment by us without “cause” (as defined in the award agreement) or by the grantee for “good reason” (as defined in the award agreement). Our executive officers who are party to the employment agreements have additional vesting rights set forth in their employment agreements. See “ – Employment Arrangements and Potential Payments Upon Termination and Change in Control.”
(4)	The stock options have an exercise price equal to $56.47, which was the fair market value of the shares as of the date of grant, and will expire ten years from the date of grant. The stock options will generally vest in three equal installments on each of the first three anniversaries of the date of grant, subject to earlier vesting in full in the event of a termination of a grantee’s employment due to death, “disability” (as defined in the award agreement) or “retirement” (as defined in the award agreement) or a termination following a “change of control” (as defined in the equity incentive plan and/or award agreement) of a grantee’s employment by us without “cause” (as defined in the award agreement) or by the grantee for “good reason” (as defined in the award agreement). Our executive officers who are party to the employment agreements have additional vesting rights set forth in their employment agreements. See “ – Employment Arrangements and Potential Payments Upon Termination and Change in Control.”
(5)	Value of performance shares based on the scenario where the maximum number of shares are earned.

Outstanding Equity Awards at 2009 Fiscal Year-End

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		Option Awards				Stock Awards
Name	Stock Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)(4)	Equity Incentive Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)(3)
Joseph W. Saunders						31,543	2,179,937	63,086	4,359,873
	11/5/2008	0	151,402	$56.47	11/5/2018	—	—	—	—
	3/18/2008	239,724	479,451	$44.00	3/18/2018	—	—	—	—
Byron H. Pollitt						13,281	917,850	26,562	1,835,700
	11/5/2008	0	63,748	$56.47	11/5/2018	—	—	—	—
	3/18/2008	70,827	141,657	$44.00	3/18/2018	—	—	—	—
John (Hans) C. Morris						24,792	1,713,375	49,584	3,426,750
	11/5/2008	0	118,997	$56.47	11/5/2018	—	—	—	—
	3/18/2008	130,758	261,519	$44.00	3/18/2018	—	—	—	—
John M. Partridge						19,922	1,376,809	39,844	2,753,619
	11/5/2008	0	95,622	$56.47	11/5/2018	—	—	—	—
	3/18/2008	117,683	235,367	$44.00	3/18/2018	—	—	—	—
Joshua R. Floum						6,419	443,617	12,838	887,234
	11/5/2008	0	30,812	$56.47	11/5/2018	—	—	—	—
	3/18/2008	52,303	104,608	$44.00	3/18/2018	—	—	—	—

(1)	The stock options vest in three equal installments on each of the first three anniversaries of the date of grant.
(2)	The restricted stock and units vest in three equal installments on each of the first three anniversaries of the date of grant.
(3)	This value is based on the September 30, 2009 per share closing price of our class A common stock of $69.11.
(4)	The performance shares vest in two equal installments on the second and third anniversaries of the date of grant.

Option Exercises and Stock Vested

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph W. Saunders	—	—	10,795	607,866
Byron H. Pollitt	—	—	—	—
John (Hans) C. Morris	—	—	—	—
John M. Partridge	—	—	16,413	924,216
Joshua R. Floum	—	—	10,134	570,646

Pension Benefits

The table below shows the present value of accumulated benefits payable to our named executive officers, including the number of years of service credited to each executive, under the Visa Retirement Plan and the Visa Excess Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in the consolidated financial statements of the applicable Visa entity.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joseph W. Saunders	Visa Retirement Plan	2.3	71,060	—
	Visa Excess Retirement Plan	2.3	1,391,640	—

Byron H. Pollitt	Visa Retirement Plan	2.0	45,026	—
	Visa Excess Retirement Plan	2.0	256,708	—

John C. (Hans) Morris	Visa Retirement Plan	2.2	32,346	—
	Visa Excess Retirement Plan	2.2	271,209	—

John M. Partridge	Visa Retirement Plan	10.0	2,197,965	—
	Visa Excess Retirement Plan	10.0	3,524,042	—

Joshua R. Floum	Visa Retirement Plan	5.7	372,909	—
	Visa Excess Retirement Plan	5.7	157,846	—

Visa Retirement Plan

Under the Visa Retirement Plan, our U.S.-based employees generally earn the right to receive certain benefits (1) upon retirement at the normal retirement age of 65; (2) upon early retirement at or after age 55 (or at or after age 50 if hired prior to October 1, 2002) and having completed at least 10 years of service with us or; (3) upon an earlier termination of employment, but solely if the employee is vested at that time. Retirement benefits are calculated as the product of 1.25% times the employee’s years of service multiplied by the employee’s monthly final average earnings for the last 60 consecutive months before retirement (or, for employees hired prior to October 1, 2002, the product of 46.25% times the employee’s years of service divided by 25 years, multiplied by the employee’s monthly final average earnings for the 36 highest consecutive months in the last 60 months before retirement). Eligible earnings include salary, overtime, shift differentials, special and merit awards and short-term cash incentive awards. The formula below provides an illustration of how the retirement benefits are calculated.

For employees hired prior to October 1, 2002

46.25%	X	Completed years of service, including partial year based on completed months	X	Monthly final average earnings for the 36 highest consecutive months in the last 60 months before retirement
25 years

For employees hired after September 30, 2002

1.25%	X	Completed years of service, including partial year based on completed months (up to 35 full years)	X	Monthly final average earnings for the 36 highest consecutive months in the last 60 months before retirement

If the employee retires early, that is, between the ages of 55 and 64 (or between the ages of 50 and 61 if hired prior to October 1, 2002), and has completed at least 10 years of service with the Company, the amount of such employee’s benefits is reduced for each complete year that such employee begins receiving early retirement benefits before the age of 65 (or before the age of 62 if hired prior to October 1, 2002). If such employee retires prior to becoming eligible for early or normal retirement, the amount of his or her benefits is actuarially reduced and is generally not as large as if the employee had continued employment until his or her early or normal retirement date.

The Visa Retirement Plan began transitioning to cash balance benefits effective January 1, 2008. Under the cash balance benefit accrual formula, 6% of an employee’s eligible monthly pay will be credited each month to the employee’s notional cash balance account, along with interest each month on the account balance at an annualized rate equal to the 30 year U.S. Treasury Bond average annual interest rate for November of the previous calendar year.

The change to a cash balance benefit formula took effect immediately for employees hired or rehired after December 31, 2007. However, for employees hired before January 1, 2008 (and not rehired thereafter), the current Visa Retirement Plan benefit formula was grandfathered for a three-year period and grandfathered employees will continue to accrue benefits under their current Visa Retirement Plan benefit formula described above. Their accrued benefits at December 31, 2010 (the last day of the grandfathered period) or the date they terminate employment, if earlier, will be preserved. After that date, employees will not accrue any additional benefits under the current Visa Retirement Plan benefit formulas and all future benefit accruals will be under the cash balance benefit formula.

Currently accrued benefits under the Visa Retirement Plan become 100% vested and nonforfeitable after three years of service.

Visa Excess Retirement Benefit Plan

To the extent that an employee’s annual retirement income benefit under the Visa Retirement Plan exceeds the limitations imposed by the Internal Revenue Code, such excess benefit is paid from our nonqualified, unfunded, noncontributory Visa Excess Retirement Benefit Plan. The vesting provisions of, and formula used to calculate the benefit payable pursuant to, the Visa Excess Retirement Benefit Plan are generally the same as those of the Visa Retirement Plan described above, except that benefits are calculated without regard to the Internal Revenue Code tax-qualified plan limits and then offset for benefits paid under the qualified plan.

Nonqualified Deferred Compensation

Pursuant to the Visa Deferred Compensation Plan, eligible U.S.-based employees, including our executive officers, may defer all or a portion of their annual or long-term cash incentive awards or sign-on bonuses. In addition, we have an Excess Thrift Plan, which is a nonqualified noncontributory retirement savings plan for employees who exceed the Internal Revenue Code limits under the Thrift Plan, in which we continue to provide the matching contribution that could not be contributed to the Thrift Plan because of the statutory limits.

(a)	Plan Name	(b)	(c)	(d)	(e)	(f)
Name		Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Joseph W. Saunders	Excess Thrift Plan	—	42,302	8,024	—	92,178
	Deferred Compensation Plan	—	—	—	—	—

Byron H. Pollitt	Excess Thrift Plan	—	24,301	4,016	—	40,541
	Deferred Compensation Plan	—	—	—	—	—

John C. (Hans) Morris	Excess Thrift Plan	—	30,302	5,445	—	56,923
	Deferred Compensation Plan	—	—	—	—	—

John M. Partridge	Excess Thrift Plan	—	30,302	54,367	—	434,677
	Deferred Compensation Plan	1,542,338	—	249,358	—	7,145,540

Joshua R. Floum	Excess Thrift Plan	—	18,601	3,695	—	105,829
	Deferred Compensation Plan	787,500	—	393,069	—	2,428,640

(1)	The amount for Mr. Partridge represents a deferral of 100% of his cash LTIP award granted in fiscal year 2007 which vested on September 30, 2009. The amount for Mr. Floum represents a deferral of 75% of his annual incentive award granted for fiscal year 2008.
(2)	The amounts in column (c) reflect our contribution to the Excess Thrift Plan for each named executive officer. These amounts are also reported in the “—All Other Compensation” column of “—Summary Compensation Table.”

The table below shows the funds available under the Visa Deferred Compensation Plan and the Excess Thrift Plan and their annual rate of return for fiscal year 2009, as reported by the administrator of the plans.

Name of Fund	Rate of Return (%)
Alger Capital Appreciation Institutional Fund-Institutional Class(1)	8.72
Dodge & Cox Income(2)	17.88
Dodge & Cox International Stock	6.77
Fidelity Balanced Fund	3.73
Fidelity Low-Priced Stock Fund	4.79
Fidelity Retirement Money Market Portfolio	1.27
Janus Overseas Fund	23.40
PIMCO Total Return Fund-Instl Class(1)	18.32
Spartan U.S. Equity Index Fund-Investor Class	-6.86
T. Rowe Price Equity Income(2)	-7.16
T. Rowe Price Financial Services Fund(1)	1.41
TCW Select Equities Instl(2)	6.13
Columbia Acorn Z	-1.09

(1)	This fund is not available under the Excess Thrift Plan.
(2)	This fund is not available under the Visa Deferred Compensation Plan.

Visa Deferred Compensation Plan

Under the terms of the Visa Deferred Compensation Plan, eligible participants are able to defer up to 100% of their cash incentive awards or signing bonuses, if they submit a qualified deferral election. Benefits under the Visa Deferred Compensation Plan will be paid based on one of the following three distribution dates or events previously elected by the participant: (1) immediately upon, or up to five years following, retirement; (2) immediately upon, or in the January following, termination; or (3) if specifically elected by the participant, in January in a specified year while actively employed. However, upon a showing of financial hardship and receipt of approval from the plan administrator, an executive officer may be allowed to access funds in his or her deferred compensation account earlier than his or her existing distribution election(s). Benefits can be received either as a lump sum payment or in annual installments, except in the case of pre-retirement termination, in which case the participant must receive the benefit in a lump sum. Participants are always fully vested in their deferrals under the Visa Deferred Compensation Plan. Upon termination of the Visa Deferred Compensation Plan within 12 months of our “change of control,” participants’ benefits under the Visa Deferred Compensation Plan will be paid immediately in a lump sum. The reorganization was not considered a change of control under the Visa Deferred Compensation Plan.

Visa Thrift Plan and Visa Excess Thrift Plan

The Visa Thrift Plan is a tax-qualified 401(k) retirement savings plan pursuant to which all of our U.S.-based employees are able to contribute up to 50%, or 13% for highly compensated employees, of their covered pay (base salary) up to the limit prescribed by the Internal Revenue Code to the Visa Thrift Plan on a pre-tax basis. Employees also have the option of contributing on an after-tax basis from 1% up to 50%, or 13% for highly compensated employees, of salary or a combination of pre-tax and after tax contributions that do not exceed 50%, or 13% for highly compensated employees, of salary. All contributions are subject to the Internal Revenue Code limits. If an employee reaches the statutory pre-tax contribution limit during the calendar year, an employee may continue to make contributions to the Visa Thrift Plan on an after-tax basis, subject to any applicable statutory limits.

During fiscal year 2009, we matched 200% of the first 3% of pay that was contributed by employees to the Visa Thrift Plan. All employee contributions to the Visa Thrift Plan are fully vested upon contribution, and the matching contributions vest incrementally over three years, 20% after one year, 40% after two years, and 100% after three years.

Because the Internal Revenue Code limits the maximum amount a company and an employee can contribute to an employee’s Thrift Plan account each year, we continue to provide the matching contribution, after the applicable Internal Revenue Code limits are reached, to the Visa Excess Thrift Plan, which is a nonqualified noncontributory retirement savings plan. Employees are eligible to participate in the Visa Excess Thrift Plan if their covered pay is greater than the Internal Revenue Code pay cap or if the total of their contributions and our matching contributions to the Visa Thrift Plan exceed the Internal Revenue Code benefit limit. The features of the Visa Excess Thrift Plan are generally the same as under the Visa Thrift Plan, except that benefits cannot be rolled over to an IRA or another employer’s qualified plan.

Employment Arrangements and Potential Payments upon Termination and Change in Control

We entered into employment agreements with each of our named executive officers, which became effective immediately before our initial public offering and are described below. When entering into the employment agreements, the Compensation Committee reviewed the advice of our compensation consultant and the board of directors’ legal advisor regarding market practices for employment agreements.

Mr. Saunders. On February 7, 2008, we entered into an employment agreement with Mr. Saunders pursuant to which he serves as our Chairman and Chief Executive Officer and as a member of the board of directors. Mr. Saunders’s employment agreement is for a period of three years, commencing upon the date immediately prior to the pricing of our initial public offering and ending on the third anniversary thereof, subject to automatic one-year extensions on each anniversary of the agreement after the third anniversary, unless either party gives 90-days’ notice of its intention not to renew the employment period. The employment period will terminate automatically upon Mr. Saunders’s termination of employment for any reason. During the employment period, Mr. Saunders will receive an annual base salary of at least $950,000 and, with respect to each fiscal year during the employment period, Mr. Saunders is eligible for an annual incentive payment, with a target incentive payment of no less than 250% of his annual base salary and a maximum incentive payment of no less than 500% of his annual base salary. Mr. Saunders’s annual base salary, target incentive payment percentage and maximum incentive payment percentage are subject to annual review by the Compensation Committee for increase, but not decrease. With respect to each fiscal year during the employment period, Mr. Saunders will be eligible to receive a long-term incentive award with a target value that is no less than 500% of his annual base salary. During the employment period, Mr. Saunders will be entitled to employee benefits and fringe benefits on a basis no less favorable than those provided to our other executive officers and perquisites on a basis that is no less favorable than those provided to him immediately prior to the employment period.

If, during the employment period, Mr. Saunders’s employment is terminated by us without “cause”, by Mr. Saunders for “good reason” (each as defined in his employment agreement) or by reason of disability, Mr. Saunders is entitled to receive: (1) certain accrued payments and benefits; (2) (x) if the termination occurs during the post-initial public offering reliance period for purposes of Section 162(m) of the Internal Revenue Code, a pro-rata annual incentive payment based on his target annual incentive payment and (y) if the termination occurs after such period, a pro-rata annual incentive payment based on our actual performance; and (3) a lump sum cash payment equal to three times the sum of his annual base salary and target annual incentive payment. In addition, upon such a termination Mr. Saunders and his spouse will be entitled to continued health care benefits (or supplemental coverage to Medicare, as applicable) for the remainder of their lives, which will be provided to them through a combination of continued coverage under our plans and cash payments. Mr. Saunders’s equity-based compensation awards also will be treated as follows:

•	all stock options held by Mr. Saunders that are outstanding as of the date of termination will vest in full and become immediately exercisable for the remainder of their term;

•

all equity-based compensation awards (other than stock options) held by Mr. Saunders that are outstanding as of the date of termination which (i) were granted to Mr. Saunders during the post-initial public offering reliance period for purposes of Section 162(m) of the Internal Revenue Code or (ii) which were otherwise not intended to satisfy the “qualified performance-based” exception of Section 162(m) of the Internal Revenue Code, will vest in full and all restrictions on these awards will lapse;

•

all equity-based compensation awards (other than stock options) held by Mr. Saunders that are outstanding as of the date of termination which (i) were granted to Mr. Saunders following the post-initial public offering reliance period for purposes of Section 162(m) of the Internal Revenue Code and (ii) were intended to satisfy the “qualified performance-based” exception of Section 162(m) of the Internal Revenue Code will remain outstanding and continue to vest (or be forfeited) in accordance with the terms of the applicable award agreement; and

•

any cash-based long-term incentive awards that were granted to Mr. Saunders prior to the employment period will vest in full and amounts in respect of these awards will be paid to him on the date they would have otherwise been paid had he remained employed with us.

To receive these severance benefits, Mr. Saunders is required to execute a general release of claims against Visa Inc. The pro-rata incentive payment and lump sum severance payments and payments in respect of certain of Mr. Saunders’s equity-based compensation awards may be delayed for six months following his “separation from service” with us if such delay in payments is necessary to comply with Internal Revenue Code Section 409A, and any delayed cash payments will accrue interest at the then-applicable federal rate.

Mr. Saunders is entitled to a tax gross-up payment to make him whole for any excise tax imposed under Internal Revenue Code Section 4999 on change-in-control severance payments or benefits received by Mr. Saunders, unless the value of the payments and benefits does not exceed 110% of the greatest amount that could be paid to him without incurring the excise tax, in which case the payments and benefits will be reduced below the greatest amount that could be paid to him without incurring the excise tax.

We are also required to reimburse Mr. Saunders for any legal fees and expenses that he may reasonably incur in connection with any dispute involving his employment agreement provided that he prevails on any material issue in such dispute. Mr. Saunders’s employment agreement contains restrictive covenants, which prohibit him from disclosing confidential information obtained while employed by us and from soliciting our employees and customers during the employment period and for the one-year period following termination of his employment.

Other Named Executive Officers. We entered into employment agreements with each of Messrs. Partridge, Morris, Pollitt and Floum pursuant to which the executives agreed to serve following our initial public offering as Chief Operating Officer (now President), President (former President), Chief Financial Officer and General Counsel and Corporate Secretary, respectively. Each of the executives’ employment agreements are for a period of three years, commencing upon the date immediately prior to our initial public offering and ending on the third anniversary thereof, subject to automatic one-year extensions on each anniversary of the agreement after the third anniversary, unless either party gives 90-days notice of its intention not to renew the employment period. However, in the event we experience a “change of control” (as defined in the equity incentive plan) during the employment period, the employment period will be the longer of the then-remaining period or the two-year anniversary of such change of control. The employment period will terminate automatically upon the executive’s termination of employment for any reason. The annual base salary for each of Messrs. Partridge, Morris, Pollitt and Floum during the term of the executive’s employment, will be at least $750,000, $750,000, $ 650,000 and $555,000, respectively. In addition, with respect to each fiscal year during the employment period, each of Messrs. Partridge, Morris, Pollitt and Floum will be eligible to receive an annual incentive payment with a target incentive opportunity that is no less than 150%, 150%, 100% and 100%, respectively, of the executive’s annual base salary. The executives’ annual base salaries and target incentive payment percentages are subject to annual review by our Compensation Committee for increase, but not decrease. With respect to each fiscal year during the applicable employment period, each of Messrs. Partridge, Morris, Pollitt and Floum will be eligible to receive an annual long-term incentive award with a target value that is no less than $3,000,000, $4,000,000, $1,500,000 and $1,000,000, respectively. During the employment period, each executive also will be entitled to employee benefits, fringe benefits and perquisites on a basis no less favorable than those provided to our other executive officers. Additionally, the initial employment agreement with Mr. Morris, which was replaced by a new agreement, provided relocation benefits to assist with his relocation to the San Francisco area including: (1) payment of temporary living expenses for up to six months; and (2) 50 round-trip airline tickets for travel between San Francisco and the east coast during the one-year period following commencement of his employment.

Pursuant to the terms of their employment agreements, if, during the employment period, the employment of any of Messrs. Partridge, Morris, Pollitt and Floum is terminated by us without “cause”

(as defined in the agreements) or by the applicable executive for “good reason” (as defined in the agreements, which provide that the executives may only terminate their employment for good reason during the two-year period following a change in control), the executives are entitled to receive: (1) certain accrued payments and benefits; (2) a pro-rata annual incentive payment determined and payable in the same manner as Mr. Saunders’s pro-rata annual incentive payment; and (3) a lump sum cash payment equal to two times the sum of the executive’s annual base salary and target annual incentive payment. In addition, upon such a termination, the executive and his eligible dependents will be entitled to continued health care benefits for two years following the termination of such executive’s employment. Such benefits will be provided through a combination of continued coverage under our plans and cash payments. The executives’ equity-based and cash long-term incentive plan compensation awards also will be treated in substantially the same manner as Mr. Saunders’s awards. Additionally, Mr. Morris’s $2,500,000 sign-on bonus awarded to him pursuant to his executed offer letter dated June 20, 2007 will become nonforfeitable.

To receive these severance benefits, the applicable executive is required to execute a general release of claims against us. The pro-rata incentive payment and lump sum severance payments and payments in respect of certain of the executives’ equity-based compensation awards may be delayed for six months following the executive’s “separation from service” with us if such delay in payment is necessary to comply with Internal Revenue Code Section 409A, and any delayed cash payments will accrue interest at the then-applicable federal rate.

Each executive is entitled to a tax gross-up payment to make him whole for any excise tax imposed under Internal Revenue Code Section 4999 on change-in-control severance payments or benefits received by the executive, unless the value of the payments and benefits does not exceed 110% of the greatest amount that could be paid to him without incurring the excise tax, in which case the payments and benefits will be reduced below the greatest amount that could be paid to him without incurring the excise tax.

We are also required to reimburse each executive for any legal fees and expenses that he may reasonably incur in connection with any dispute involving such executive’s employment agreement, provided that he prevails on any material issue in such dispute. Each executive’s employment agreement contains restrictive covenants, which prohibit the executive from disclosing confidential information he obtained while employed by us and from soliciting our employees and customers during the executive’s employment period and for the one-year period following the termination of his employment.

Quantification of Termination Payments and Benefits

The tables below reflect the amount of compensation that would be paid to each of our named executive officers in the event of termination of such executive officer’s employment under various scenarios. The amounts shown assume that such termination was effective as of September 30, 2009 and include estimates of the amounts that would be paid to each executive officer upon such executive officer’s termination. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. See “—Grants of Plan-Based Awards in Fiscal Year 2009,” “—Pension Benefits” and “—Nonqualified Deferred Compensation.” Payments that would be made over a period of time have been estimated as the lump sum present value using 120% of the applicable federal rate (with the exception of the retirement plan benefit). The actual amounts to be paid can only be determined at the time of such executive officer’s separation from the Company.

Mr. Saunders

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not For Cause Termination or Voluntary Good Reason Termination ($)	Involuntary Not For Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)		Disability ($)	Death ($)
Thrift Plan (unvested)	0	0		25,771	25,771
Excess Thrift Plan (unvested)	0	0		55,306	55,306
Health and Welfare Benefits	123,610	123,610		123,610	62,305
Disability Income	0	0		340,076	0
Excise Tax Gross-Up	0	6,984,392	(1)	0	0
Cash Severance	9,975,000	9,975,000		9,975,000	0
Pro-rata incentive for fiscal 2009	2,375,000	2,375,000		2,375,000	2,375,000
Unvested Restricted Shares	2,179,937	2,179,937		2,179,937	2,179,937
Unvested Options	13,952,736	13,952,736		13,952,736	13,952,736
Unvested Performance Shares	4,359,873	4,359,873		4,359,873	4,359,873
Total	32,966,156	39,950,548		33,387,310	23,010,928

(1)	The excise tax gross-up at September 30, 2009 is dependent in large part on a five-year historical compensation average. During the first three years of this five-year period (calendar 2004 through 2008), Mr. Saunders received fees as a non-employee director but did not receive compensation as the Chief Executive Officer or otherwise as an employee. Excise tax is generally triggered when payments contingent on a change in control exceed three times this historical average. Accordingly, Mr. Saunders’s unusually low five-year historical average compensation in comparison with Mr. Saunders’s current compensation results in a substantial excise tax gross-up. In future years, as the five-year average begins to reflect actual compensation as the Chief Executive Officer, the excise tax gross-up is expected to diminish.

Mr. Pollitt

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not For Cause Termination ($)	Involuntary Not For Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)	Disability ($)	Death ($)
Thrift Plan (unvested)	0	0	24,409	24,409
Excess Thrift Plan (unvested)	0	0	24,324	24,324
Health and Welfare Benefits	48,192	48,192	40,395	9,977
Disability Income	0	0	1,946,834	0
Excise Tax Gross-Up	0	0	0	0
Cash Severance	2,600,000	2,600,000	0	0
Pro-rata incentive for fiscal 2009	650,000	650,000	650,000	650,000
Unvested Restricted Shares	917,850	917,850	917,850	917,850
Unvested Options	4,362,782	4,362,782	4,362,782	4,362,782
Unvested Performance Shares	1,835,700	1,835,700	1,835,700	1,835,700
Total	10,414,524	10,414,524	9,802,293	7,825,042

Mr. Morris

Termination Payments & Benefits

Mr. Morris stepped down as our President in July 2009. Mr. Morris committed to remain with the Company through the end of calendar 2009 reporting directly to our Chief Executive Officer and has played a significant continuing role effecting an efficient reorganization, and interfacing with key clients and regulators in important markets. The amounts that Mr. Morris would be entitled to receive upon his termination of employment as of the last business day of fiscal year 2009 are described in the table below. Because Mr. Morris will remain an employee of the Company through the end of calendar 2009, under the terms of his employment agreement, he is also entitled to receive annual incentive and long-term incentive awards, which awards were granted to him on November 5, 2009. Upon his termination of employment, he will become entitled to a pro rata portion of his fiscal year 2010 annual incentive award, and his equity awards will vest in full and all applicable restrictions will lapse.

Incremental Benefits Due to Termination Event	Involuntary Not For Cause Termination ($)	Involuntary Not For Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)	Disability ($)	Death ($)
Thrift Plan (unvested)	0	0	25,828	25,828
Excess Thrift Plan (unvested)	0	0	34,153	34,153
Health and Welfare Benefits	48,192	48,192	40,395	9,977
Disability Income	0	0	3,979,987	0
Excise Tax Gross-Up	0	0	0	0
Cash Severance	3,750,000	3,750,000	0	0
Pro-rata incentive for fiscal 2009	1,125,000	1,125,000	1,125,000	1,125,000
Unvested Restricted Shares	1,713,375	1,713,375	1,713,375	1,713,375
Unvested Options	8,070,864	8,070,864	8,070,864	8,070,864
Unvested Performance Shares	3,426,750	3,426,750	3,426,750	3,426,750
Total	18,134,181	18,134,181	18,416,352	14,405,948

Mr. Partridge

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not For Cause Termination ($)	Involuntary Not For Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)	Disability ($)	Death ($)
Thrift Plan (unvested)	0	0	0	0
Excess Thrift Plan (unvested)	0	0	0	0
Health and Welfare Benefits	48,192	48,192	40,395	9,977
Disability Income	0	0	1,364,838	0
Excise Tax Gross-Up	0	0	0	0
Cash Severance	3,750,000	3,750,000	0	0
Pro-rata incentive for fiscal 2009	1,125,000	1,125,000	1,125,000	1,125,000
Unvested Restricted Shares	1,376,809	1,376,809	1,376,809	1,376,809
Unvested Options	7,118,727	7,118,727	7,118,727	7,118,727
Unvested Performance Shares	2,753,619	2,753,619	2,753,619	2,753,619
Total	16,172,348	16,172,348	13,779,388	12,384,133

Mr. Floum

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not For Cause Termination ($)	Involuntary Not For Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)	Disability ($)	Death ($)
Thrift Plan (unvested)	0	0	0	0
Excess Thrift Plan (unvested)	0	0	0	0
Health and Welfare Benefits	48,192	48,192	40,395	9,977
Disability Income	0	0	3,819,309	0
Excise Tax Gross-Up	0	0	0	0
Cash Severance	2,200,000	2,200,000	0	0
Pro-rata incentive for fiscal 2009	555,000	555,000	555,000	555,000
Unvested Restricted Shares	443,617	443,617	443,617	443,617
Unvested Options	2,626,707	2,626,707	2,626,707	2,626,707
Unvested Performance Shares	887,234	887,234	887,234	887,234
Total	6,780,750	6,780,750	8,372,262	4,522,535

DIRECTOR COMPENSATION

The following tables set forth information concerning the total compensation paid to our non- employee directors during fiscal year 2009 for their service on our board of directors.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-qualified Deferred Compensation ($)	All Other Compensation ($)		Total ($)
Hani Al-Qadi	82,000	202,844	—	—	—	—		284,844
Thomas Campbell	104,500	202,844	—	—	—	5,000	(2)	312,344
Gary Coughlan	87,000	202,844	—	—	—	15,000	(2)	304,844
Mary B. Cranston	89,500	202,844	—	—	—	10,000	(2)	302,344
Charles T. Doyle	82,000	202,844	—	—	—	30,000	(2)	314,844
Francisco Javier Fernandez-Carbajal	87,000	202,844	—	—	—	—		289,844
Peter Hawkins	82,000	202,844	—	—	—	—		284,844
Suzanne Nora Johnson	87,000	202,844	—	—	—	15,000	(2)	304,844
Robert W. Matschullat	102,000	202,844	—	—	—	15,000	(2)	319,844
David I. McKay	82,000	202,844	—	—	—	15,000	(2)	299,844
Cathy E. Minehan	87,000	202,844	—	—	—	—		289,844
David J. Pang	82,000	202,844	—	—	—	15,000	(2)	299,844
Charles W. Scharf	82,000	202,844	—	—	—	22,500	(3)	307,344
Segismundo Schulin-Zeuthen	82,000	202,844	—	—	—	—		284,844
William Shanahan	102,000	202,844	—	—	—	30,000	(2)	334,844
John A. Swainson	112,000	202,844	—	—	—	—		314,844

(1)	The amounts in column (c) do not reflect the dollar amounts actually received by our directors. Instead, these amounts reflect the dollar amounts of the stock awards we recognized for financial statement reporting purposes for fiscal year 2009 in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note 17-Share-Based Compensation to our fiscal year 2009 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on November 20, 2009. The actual full grant value of the stock award was $162,010 for each director receiving an award. As of September 30, 2009, each non-employee director had 2,958 unvested shares of restricted stock or restricted stock units outstanding.
(2)	Directors are eligible to participate in our matching charitable gift program up to a maximum of $15,000 per calendar year. Amounts reflect the matching contributions we made on behalf of our directors for fiscal year 2009, which spans two calendar years.
(3)	Amount in column (g) represents $22,500 in meeting fees paid to Mr. Scharf by our subsidiary, Visa U.S.A., for his service on the Visa U.S.A. Litigation Committee. This committee met nine times during fiscal year 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Board Retainer ($)	Lead Director Retainer ($)	Audit & Risk Committee Chair/ Member Retainer ($)	Comp. Committee Chair/ Member Retainer ($)	Nominating & Corp. Governance Committee Chair Retainer ($)	Ad Hoc Legal Committee Meeting Fees ($)
Hani Al-Qadi	82,000	—	—	—	—	—
Thomas Campbell	82,000	—	—	5,000	15,000	2,500
Gary Coughlan	82,000	—	5,000	—	—	—
Mary B. Cranston	82,000	—	5,000	—	—	2,500
Charles T. Doyle	82,000	—	—	—	—	—
Francisco Javier Fernandez-Carbajal	82,000	—	5,000	—	—	—
Peter Hawkins	82,000	—	—	—	—	—
Suzanne Nora Johnson	82,000	—	—	5,000	—	—
Robert W. Matschullat	82,000	—	20,000	—	—	—
David I. McKay	82,000	—	—	—	—	—
Cathy E. Minehan	82,000	—	5,000	—	—	—
David J. Pang	82,000	—	—	—	—	—
Charles W. Scharf	82,000	—	—	—	—	—
Segismundo Schulin-Zeuthen	82,000	—	—	—	—	—
William Shanahan	82,000	—	—	20,000	—	—
John A. Swainson	82,000	25,000	—	5,000	—	—

Pursuant to our director compensation program, we use a combination of cash and equity-based compensation to attract and retain non-employee directors and to compensate such directors for their service on the board of directors in an amount that is commensurate with their role and involvement. In setting director compensation, we consider the significant amount of time our directors will expend in fulfilling their duties as well as the skill level required of our board of directors.

Directors who are also our full-time employees do not receive additional compensation for their service as directors. Each non-employee director receives compensation for service on our board of directors as described below.

Cash Compensation

Each director who is not a full-time employee is paid an annual retainer of $82,000. John A. Swainson receives an additional annual retainer of $25,000 as our Lead Director. Each non-employee director who serves as a chairperson of a committee receives the following additional annual retainer for serving as such: $20,000 to the Audit and Risk Committee chairperson, $20,000 to the Compensation Committee chairperson and $15,000 to the Nominating and Corporate Governance Committee chairperson. An annual retainer of $5,000 is also paid to each non-employee director who serves as a member (non-chairperson) of the Audit and Risk or the Compensation Committees. Each non-employee director who is a member of the Ad Hoc Legal Committee receives a meeting fee of $2,500 for each meeting attended, subject to a cap of $15,000 per year. In addition, customary expenses for attending board of directors and committee meetings are reimbursed.

Equity Compensation

Each non-employee director receives an annual stock grant with a value of $162,000. Grants made to U.S. based directors are made in the form of restricted stock and grants made to non-U.S. based directors are made in the form of restricted stock units. In each case, the shares and units vest on the first anniversary of the grant dates but may be accelerated upon completion of service on the board of directors.

Stock Ownership Guidelines

Company stock ownership guidelines have been established for our non-employee directors. A guideline of three times the annual retainer was established to reinforce the importance of aligning the interests of the members of the board of directors with the interests of our stockholders. Equity interests that count toward the satisfaction of the ownership guidelines include shares owned outright by the director, shares jointly owned and restricted shares and restricted stock units. Directors have five years to attain these ownership levels. We also have an insider trading policy which, among other things, prohibits directors from hedging the economic risk of their ownership.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010

The Audit and Risk Committee has appointed KPMG LLP, or KPMG, as our independent registered public accounting firm to audit the financial statements of Visa Inc. and its subsidiaries for the fiscal year ending September 30, 2010. KPMG was our independent registered public accounting firm for the fiscal year ended September 30, 2009.

A proposal will be presented at the Annual Meeting to ratify KPMG’s appointment. If the stockholders do not ratify KPMG’s appointment, the Audit and Risk Committee may reconsider the selection of our independent registered public accounting firm for fiscal year 2010. Even if the appointment is ratified, the Audit and Risk Committee in its sole discretion may select a different independent registered public accounting firm at any time during the fiscal year if it determines such a change would be in our best interests and those of our stockholders.

A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

AUDITOR SERVICES AND FEES

The following table sets forth the aggregate fees billed to the Company by KPMG for fiscal years 2009 and 2008:

	Fiscal Year
	2009	2008
	(in thousands)
Audit fees(1)	$6,196	$10,119
Audit-related fees(2)	1,067	2,291
Tax fees(3)	283	358
All other fees	—	—

Total	$7,546	$12,768

(1)	Represents aggregate fees billed for professional services rendered in connection with annual financial statement audits, audits of our internal control over financial reporting and for services related to local statutory audits. Audit fees in fiscal year 2008 also include services rendered in connection with IPO related activities and our October 2007 reorganization and related SEC registration matters.
(2)	Represents aggregate fees billed for assurance and related audit services (but not included in the audit fees set forth above). The assurance and related audit services include employee benefit plan audits, review of internal controls for selected information systems and business units (SAS 70 audits), and services related to web trust certifications. A portion of audit-related fees in fiscal year 2008 relates to our October 2007 reorganization and subsequent true-up, or ownership allocation activities per our restructuring agreement.
(3)	Represents aggregate fees billed for tax services in connection with the preparation of tax returns, other tax compliance services, tax planning and expatriate tax services.

Consistent with SEC and Public Company Accounting Oversight Board, or PCAOB, requirements regarding auditor independence, the Audit and Risk Committee has responsibility for appointing, setting the compensation for and overseeing the work of our independent registered public accounting firm. In accordance with its charter and the Audit and Risk Committee’s Pre-Approval Policy, the Audit and Risk Committee is required to pre-approve all audit and internal control-related services and permitted non-audit services, including the terms thereof, to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit and Risk Committee prior to the completion of the audit. In addition, the Audit and Risk Committee’s charter requires the Committee to review and discuss with the independent registered public accounting firm any documentation supplied by it as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the firm’s independence. During fiscal year 2009, all services KPMG provided to the Company were pre-approved by the Audit and Risk Committee in accordance applicable SEC regulations and the Pre-Approval Policy, and the Audit and Risk Committee reviewed and discussed the documentation KPMG supplied to it as to tax services and the potential effect of the provision thereof on KPMG’s independence.

To further help ensure the independence of our independent registered public accounting firm, we have adopted policies and procedures relating to the engagement of our independent registered public accounting firm and the hiring of employees or former employees of the independent registered public accounting firm.

REPORT OF THE AUDIT AND RISK COMMITTEE

The Audit and Risk Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2009. The Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards , Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Risk Committee also has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit and Risk Committee has discussed the independence of KPMG LLP with that firm.

Based on the Audit and Risk Committee’s review and discussions noted above, the Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, for the fiscal year ended September 30, 2009, for filing with the SEC.

Submitted by:	Robert W. Matschullat (Chairman) Gary Coughlan Mary B. Cranston Francisco Javier Fernandez-Carbajal Cathy E. Minehan

ADDITIONAL ANNUAL MEETING INFORMATION

Attending the Meeting in Person

If you plan to attend the Annual Meeting in person, please visit the Investor Relations page of our website at http://investor.visa.com for directions to the Palace Hotel, 2 New Montgomery Street, San Francisco, CA 94105. The Annual Meeting will start at 8:30 a.m. Pacific Time on January 20, 2010. Please note that the doors to the meeting room will not open until 8:00 a.m. Pacific Time.

When you arrive, signs will direct you to the meeting room. Due to security measures, all bags will be subject to search, and all persons who attend the meeting will be subject to a metal detector and/or a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. We will not permit the use of cameras (including cell phones with photographic capabilities) and other recording devices in the meeting hall. Stockholders attending the meeting in person will be permitted to submit questions to management.

Only stockholders of our class A common stock as of the close of business on the Record Date, who can prove such ownership and provide valid identification, will be allowed admittance to attend the Annual Meeting. In addition, stockholders intending to attend the meeting in person must reserve their seat by January 15, 2010 by contacting our Investor Relations Department at (415) 932-2213. In addition, you must also bring with you a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport to gain entry to the Annual Meeting.

Individuals who own shares through a bank, broker, or other nominee should bring to the meeting a legal proxy, brokerage statement or written proof of ownership. Representatives of institutional stockholders should bring a legal proxy or other proof that they are representatives of a firm that held shares on the Record Date and are authorized to vote on behalf of the institution. Anyone seeking admittance who cannot provide valid identification and such proof of ownership or representation, and has not reserved his or her seat in advance, may not be admitted.

Annual Meeting Webcast

An audio webcast of the Annual Meeting will be available on the Investor Relations page of our website at http://investor.visa.com at 8:30 a.m. Pacific Time on January 20, 2010. The webcast will allow stockholders to listen to the Annual Meeting, but stockholders accessing the Annual Meeting through the webcast will not be considered present at the Annual Meeting and will not be able to vote through the webcast or ask questions. An archived copy of the webcast will be available on our website through February 22, 2010. Registration to listen to the webcast will be required.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of our class A common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC, and to furnish copies of such reports to the Company. Based solely on our review of the reports provided to us and on representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them, we believe that all of our executive officers, directors and persons who beneficially own more than ten percent of our class A common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2009 except: Mr. Pang, who filed a late Form 4 on November 4, 2008, reporting two transactions; and Mr. Saunders, who filed a late Form 4 on December 10, 2008, reporting one transaction.

Stockholder Proposals

Stockholder Proposals for 2011 Annual Meeting

The submission deadline for stockholder proposals to be included in our proxy materials for the 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is August 10, 2010, except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and received by our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2011 Annual Meeting of Stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2011 Annual Meeting

Under our bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of the board of directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. To be timely under the bylaws as now in effect, a stockholder notice must be delivered or mailed to our Corporate Secretary and received at our principal executive offices, Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the date of the stockholders’ meeting. However, if we provide less than one hundred (100) days’ notice or other prior public disclosure of the date of the meeting, the stockholder notice must be received no later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or other public disclosure was made. Please refer to the full text of our advance notice bylaw provisions for additional information and requirements. A copy of our bylaws may be obtained by writing to our Corporate Secretary at the address listed above or by visiting the Investor Relations page of our website at http://investor.visa.com, under “Corporate Governance.”

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify our Investor Relations Department at (415) 932-2213 or Investor Relations, Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Fiscal Year 2009 Annual Report and SEC Filings

Our financial statements for the fiscal year ended September 30, 2009 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our Annual Report and this proxy statement are posted on our website at http://investor.visa.com and are available from the SEC at its website at www.sec.gov. If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999.

By Order of the Board of Directors

Joseph W. Saunders
Chief Executive Officer and
Chairman of the Board

VISA INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, January 20, 2010

Visa Inc.	proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of the Stockholders of Visa Inc. on January 20, 2010.

The undersigned hereby constitute(s) and appoint(s) Joshua R. Floum and Thomas A. M’Guinness and each or either of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to appear and vote all shares of Class A common stock of Visa Inc. that the undersigned is entitled to vote at the Annual Meeting of the Stockholders of Visa Inc. to be held on January 20, 2010, and at any adjournment or postponement thereof, upon the matters referred to in the Notice of 2010 Annual Meeting of the Stockholders of Visa Inc. and Proxy Statement for said meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned hereby revokes any proxies heretofore given and ratifies and confirms that each of said attorneys and proxies, or any substitute or substitutes, shall lawfully do or cause to be done by reason thereof, upon the matters referred to in the Notice of 2010 Annual Meeting of the Stockholders of Visa Inc. and Proxy Statement for said meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN

PROPOSAL 1 AND “FOR” PROPOSAL 2.

This proxy when properly executed will be voted in the manner directed, or if no choice is specified, “FOR” each of the nominees listed in Proposal 1 on the reverse side and “FOR” Proposal 2. Discretionary authority is hereby conferred as to all other matters that may properly come before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on January 20, 2010.

The Proxy Statement and Our Annual Report to Stockholders can be accessed electronically at

http://investor.visa.com

See reverse for voting instructions.

ADDRESS BLOCK

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Visa Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873 by January 19, 2010.

Please detach here

Visa Inc.’s Board of Directors Recommends a Vote “FOR” each of the Nominees listed in Proposal 1 and

“FOR” Proposal 2 Listed Below.

1.	To elect the five Class III Directors nominated by the Board of Directors to serve until the Company’s 2013 annual meeting of stockholders.	☐ For All Nominees (except as noted)	☐ Withhold From All Nominees	To withhold authority to vote for any individual nominee(s), mark “For All Nominees” and write the number(s) of the nominee(s) in the box below.
Nominees: 1. Robert W. Matschullat 2. Cathy E. Minehan 3. David J. Pang 4. William S. Shanahan 5. John A. Swainson

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2010.	☐ For ☐ Against ☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy or as community property, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.